DRAFT OF 22 DECEMBER 1997

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

When considering what action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser immediately.

If you have sold or transferred all your Shares in Getty Communications plc ("GETTY COMMUNICATIONS"), please send this document together with the accompanying Prospectus (the "PROSPECTUS") of Getty Images, Inc. ("GETTY IMAGES") dated [30] December 1997 and forms of proxy at once to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

This document should be read in conjunction with the accompanying Prospectus and includes materials required to be provided to shareholders under U.K. and/or U.S. law in connection with the meetings and transactions referred to herein.
--------------------------------------------------------------------------------

                                     [LOGO]

                               PROPOSED MERGER OF
                            GETTY COMMUNICATIONS PLC
                                      AND
                                PHOTODISC, INC.,
                                 BY MEANS OF A
                             SCHEME OF ARRANGEMENT
                  UNDER SECTION 425 OF THE COMPANIES ACT 1985
                        AND IN ACCORDANCE WITH AN AGREED
                                MERGER AGREEMENT

--------------------------------------------------------------------------------

    A letter from Mark Getty, the Chairman of Getty Communications is set out on pages [4] to [8] of this document.

    Notices of two Shareholder meetings of Getty Communications, the first to be held commencing at [3.00 pm] (the "COURT MEETING") and the second commencing at [3.15 pm] (the "EXTRAORDINARY GENERAL MEETING"), each on [22 January 1998] to approve various proposals described herein are set out on pages [37] to [40] of this document. THE ACTIONS THAT YOU ARE RECOMMENDED TO TAKE ARE SET OUT ON PAGES [23] TO [25] OF THIS DOCUMENT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETINGS, YOU ARE REQUESTED TO COMPLETE BOTH FORMS OF PROXY ENCLOSED WITH THIS DOCUMENT and to return them as soon as possible, but in any event, so as to arrive no later than 48 hours prior to the relevant meeting. Forms of proxy for the Court Meeting not so returned will be valid if handed to the Chairman prior to the start of the Court Meeting.

    THE SHARES OF GETTY IMAGES COMMON STOCK DESCRIBED HEREIN AND IN THE PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                               EXPECTED TIMETABLE

EVENT                                                                  TIME AND DATE
Date of posting of this document and the Prospectus to Getty
Communications Shareholders...................................            [30] December 1997

Latest date for holders of Getty Communications ADSs to return
proxies to the Depositary.....................................             [15] January 1998

Latest requested time for returning forms of proxy for the
Court Meeting*................................................  3.00 pm on [20] January 1998

Latest time for returning forms of proxy for the Extraordinary
General Meeting...............................................  3.15 pm on [20] January 1998

Court Meeting.................................................  3.00 pm on [22] January 1998

Extraordinary General Meeting**...............................  3.15 pm on [22] January 1998

                                                                    10.00 pm on [2 February]
Record Time for the Scheme of Arrangement.....................                          1998

Court hearing of petition to approve the Scheme of
Arrangement...................................................             [2 February] 1998

Last day of dealing in existing American Depositary Shares
representing Getty Communications Class A Ordinary Shares.....             [2 February] 1998

Effective Date of the Scheme..................................             [3 February] 1998

Quotations of Getty Images Common Stock to commence on the
Nasdaq National Market (9.30 am New York time)................             [3 February] 1998

Completion of the Merger Agreement............................             [3 February] 1998

Date of despatch of Getty Images share certificates***........             [3] February 1998

* FORMS OF PROXY FOR THE COURT MEETING NOT SO RETURNED WILL BE VALID IF HANDED TO THE CHAIRMAN OF THE COURT MEETING PRIOR TO THE START OF THE COURT MEETING

**  OR AS SOON THEREAFTER AS THE COURT MEETING SHALL HAVE CONCLUDED OR ADJOURNED

*** EACH ADS HOLDER WILL BE INSTRUCTED TO SURRENDER THE GETTY COMMUNICATIONS
    ADRS EVIDENCING THEIR GETTY COMMUNICATION ADSS IN EXCHANGE FOR THE TRANSFER OF SHARES OF GETTY IMAGES COMMON STOCK. THE DEPOSITARY WILL TRANSFER ONE SHARE OF GETTY IMAGES COMMON STOCK FOR EACH GETTY COMMUNICATIONS ADS RECEIVED.

NOTE:  UNLESS OTHERWISE INDICATED, ALL REFERENCES TO TIMES ARE TO LONDON TIMES.

                                    CONTENTS

DEFINITIONS..........................................................................................          1

LETTER FROM MARK GETTY, THE CHAIRMAN OF GETTY COMMUNICATIONS.........................................          4
1.         INTRODUCTION..............................................................................          4
2.         SUMMARY OF THE MERGER AND THE SCHEME......................................................          4
3.         REASONS FOR THE MERGER....................................................................          5
4.         FURTHER INFORMATION RELATING TO THE TRANSACTIONS..........................................          6
5.         ACTION TO BE TAKEN........................................................................          7
6.         MERGER RECOMMENDATION.....................................................................          7

EXPLANATORY STATEMENT................................................................................          9

1.         INTRODUCTION..............................................................................          9
2.         SUMMARY OF THE MERGER AND THE SCHEME OF ARRANGEMENT.......................................         10
           BACKGROUND TO THE TRANSACTIONS AND GETTY COMMUNICATIONS' REASONS FOR TRANSACTIONS.........         11
           DESCRIPTION OF THE SCHEME OF ARRANGEMENT..................................................         11
           DESCRIPTION OF THE MERGER AGREEMENT.......................................................         13
           RELATED AGREEMENTS........................................................................         14
           REGULATORY APPROVALS......................................................................         15
           ACQUISITION AND ISSUE OF SHARES...........................................................         15
           RISK FACTORS..............................................................................         15
           INFORMATION ON GETTY IMAGES...............................................................         15
           INFORMATION ON GETTY COMMUNICATIONS.......................................................         16
           INFORMATION ON PHOTODISC..................................................................         16
           INFORMATION ON THE GETTY IMAGES COMMON STOCK..............................................         16
           ACCOUNTING TREATMENT......................................................................         17
           FINANCIAL INFORMATION.....................................................................         17
           TAXATION..................................................................................         17
           GETTY COMMUNICATIONS SHARE OPTION PLAN....................................................         19
           GETTY IMAGES INCENTIVE PLAN...............................................................         20
           BOARD STRUCTURE, DIRECTORS' INTERESTS, AND EMPLOYEES......................................         21
           COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF GETTY COMMUNICATIONS AND STOCKHOLDERS OF GETTY
             IMAGES..................................................................................         22
           NASDAQ QUOTATION..........................................................................         22
           SHARE AND ADR CERTIFICATES................................................................         22
           APPRAISAL/DISSENTER RIGHTS................................................................         23
3.         MEETINGS, RESOLUTIONS AND ACTION TO BE TAKEN..............................................         23
           COURT MEETING.............................................................................         23
           EXTRAORDINARY GENERAL MEETING.............................................................         23
           ADS HOLDERS...............................................................................         24
           ARTICLES OF ASSOCIATION...................................................................         24
           PRESENCE OF AUDITORS AT THE MEETING.......................................................         25
4.         MISCELLANEOUS.............................................................................         25
           SOLICITATION OF PROXIES...................................................................         25
           FURTHER INFORMATION.......................................................................         25

APPENDIX 1 CONDITIONS OF THE SCHEME AND THE MERGER AGREEMENT.........................................         26

APPENDIX 2 GENERAL INFORMATION.......................................................................         28

             1.  OWNERSHIP OF GETTY ORDINARY SHARES..............................................         28
             2.  EXPECTED OWNERSHIP OF DIRECTORS AND FIVE PER CENT. OF ANY CLASS OF STOCKHOLDERS          28
                   OF GETTY IMAGES FOLLOWING THE MERGER..........................................
             3.  EMPLOYMENT AGREEMENTS...........................................................         30
             4.  LITIGATION......................................................................
             5.  THE GETTY IMAGES INCENTIVE PLAN.................................................         31
             6.  DOCUMENTS FOR INSPECTION AND AVAILABLE INFORMATION..............................         32

SCHEME OF ARRANGEMENT                                                                   .........         33

NOTICE OF COURT MEETING                                                                  ........         37

NOTICE OF EXTRAORDINARY GENERAL MEETING                                             .............         38

                                  DEFINITIONS

    The following definitions apply throughout this document unless the context requires otherwise:

"ABACUS"                          Abacus (C.I.) Limited, the registered holder of 1,245,204
                                  Getty Class B Ordinary Shares which are beneficially owned by the October 1993 Trust

"ADS HOLDERS"                     holders of Getty Communications ADSs

"ADS RECORD DATE"                 the record date for the determination of Getty
                                  Communications ADS Holders entitled to notice of, and to
                                  vote at, the Court Meeting and the Extraordinary Meeting

"BT ALEX. BROWN"                  BT Alex. Brown International, a division of Bankers Trust
                                  International PLC

"BUSINESS DAY"                    a day (excluding Saturdays and public holidays) on which
                                  banks are open for business in London

"CARLTON"                         Carlton Communications B.V., a company incorporated under
                                  the laws of The Netherlands

"CLOSING"                         the closing of the Merger

"COURT"                           the High Court of Justice of England and Wales

"COURT MEETING"                   the meeting of the holders of the Public Scheme Shares (or any adjournment thereof) convened by Order of the Court,
                                  to be held on 22 January 1998 to consider and, if thought
                                  fit, approve the Scheme, notice of which is set out on
                                  page [37] of this document

"COURT ORDER"                     the order of the Court sanctioning the Scheme of
                                  Arrangement

"CREDITON"                        Crediton Limited, an Isle of Man company of which the sole beneficiary is Mr. Jonathan Klein and which is the
                                  registered holder of 1,245,204 Getty Class B Ordinary
                                  Shares

"DEPOSITARY"                      the Bank of New York, 101 Barclay Street, New York, NY
                                  10286, US

"DIRECTORS" OR "BOARD"            the board of directors of Getty Communications

"EFFECTIVE DATE"                  in relation to the Scheme of Arrangement, means the date
                                  upon which the Scheme becomes effective in accordance with its terms

"EFFECTIVE TIME"                  the date and time that the Merger and the Scheme of
                                  Arrangement become effective

"EXPLANATORY STATEMENT"           the explanatory statement relating to the Scheme of
                                  Arrangement made by BT Alex. Brown as required by Section
                                  426 of the Companies Act 1985 as set out on pages [9] to
                                  [25] of this document

"EXTRAORDINARY GENERAL MEETING"   the extraordinary general meeting of Getty Communications
                                  to be held on 22 January 1998, notice of which is set out
                                  on pages [38] to [40] of this document

"GETTY CLASS A ORDINARY SHARES"   the Class A Ordinary Shares of L0.01 each in the capital
                                  of Getty Communications

"GETTY CLASS B ORDINARY SHARES"   the Class B Ordinary Shares of L0.01 each in the capital
                                  of Getty Communications

"GETTY COMMUNICATIONS"            Getty Communications plc, a public limited company
                                  registered under the laws of England and Wales

"GETTY COMMUNICATIONS ADRS"       American Depositary Receipt of Getty Communications
                                  evidencing Getty Communications ADSs

GETTY COMMUNICATIONS ADSS"        American Depositary Shares of Getty Communications each
                                  representing two Getty Class A Ordinary Shares

"GETTY COMMUNICATIONS GROUP"      Getty Communications and its subsidiary companies and
                                  undertakings

"GETTY COMMUNICATIONS SHARE       the Getty Communications Executive Share Option Plan
OPTION PLAN"

"GETTY DEPOSIT AGREEMENT"         Deposit Agreement dated 8 July 1996 between Getty
                                  Communications, the Depositary and the ADS Holders

"GETTY IMAGES"                    Getty Images, Inc., a Delaware corporation

"GETTY IMAGES GROUP"              Getty Images and its subsidiary companies and
                                  undertakings, including, after completion of the
                                  Transactions, the Getty Communications Group and the
                                  PhotoDisc Group

"GETTY IMAGES COMMON STOCK"       the shares of common stock of $0.01 each in the capital of
                                  Getty Images

"GETTY IMAGES INCENTIVE PLAN"     the Getty Images 1998 Stock Incentive Plan

"GETTY INVESTMENTS"               Getty Investments L.L.C., the Delaware limited liability
                                  company that currently controls Getty Communications by
                                  virtue of its ownership and voting rights over Getty Class
                                  B Ordinary Shares and which also holds Getty Class A
                                  Ordinary Shares

"GETTY ORDINARY SHARES"           the Getty Class A Ordinary Shares and Getty Class B
                                  Ordinary Shares

"GETTY SHAREHOLDERS"              holders of the Getty Ordinary Shares

"MERGER"                          the merger of Merger Sub and PhotoDisc pursuant to the
                                  Merger Agreement

"MERGER AGREEMENT"                the merger agreement dated 15 September, 1997 among Getty
                                  Communications, PhotoDisc, Getty Images and Merger Sub

"MERGER CONSIDERATION"            the amount of cash and the number of Getty Images Common
                                  Stock to be paid for each share of PhotoDisc Common Stock
                                  as specified in the Merger Agreement

"MERGER SUB"                      Print Merger, Inc., Washington corporation and a wholly
                                  owned subsidiary of Getty Images

"OCTOBER 1993 TRUST"              the trust established by Mr. Mark Getty of which he and
                                  his immediate family are the beneficiaries and which is
                                  the beneficial owner of 1,245,204 Getty Class B Ordinary
                                  Shares which are registered in the name of Abacus

"PHOTODISC"                       PhotoDisc, Inc., a Washington corporation

"PHOTODISC COMMON SHAREHOLDERS"   holders of the shares of PhotoDisc Common Stock

"PHOTODISC COMMON STOCK"          the shares of common stock of $0.01 each, in the capital
                                  of PhotoDisc

"PHOTODISC GROUP"                 PhotoDisc and its subsidiary companies and undertakings

"PROPOSALS"                       the proposals to be considered at the Court Meeting and
                                  the Extraordinary General Meeting

"PROSPECTUS"                      the prospectus of Getty Images dated [30] December 1997
                                  which accompanies this Circular

"PUBLIC SCHEME SHARES"            the Scheme Shares which are Getty Class A Ordinary Shares
                                  other than those held by Getty Investments and by Carlton

"PUBLIC SCHEME SHAREHOLDERS"      holders of the Public Scheme Shares on the Record Date

"RECORD DATE"                     the Business Day immediately preceding the Effective Date

"RECORD TIME"                     10.00 pm (London time) on the Record Date

"REGISTRATION STATEMENT"          the Registration Statement on Form S-4 under the
                                  Securities Act of 1933, as amended, filed by Getty Images
                                  on 27 October 1997 and any amendments thereto

"SCHEME OF ARRANGEMENT" OR        the proposed scheme of arrangement under Section 425 of
"SCHEME"                          the Companies Act 1985 relating to Getty Communications,
                                  as set out on pages [33] to [36] of this document, in its
                                  present form or with any modification thereof or addition
                                  thereto or condition approved or imposed by the Court

"SCHEME SHARES"                   the Getty Class B Ordinary Shares in issue at the date
                                  hereof, together with the Getty Class A Ordinary Shares in issue at the date hereof, together with all (if any)
                                  additional Getty Class A Ordinary Shares which (i) may be
                                  issued prior to the Court Meeting and (ii) may be issued
                                  on or after the date of the Court Meeting and up until the
                                  Record Time as a result of the exercise of any options
                                  granted under the Getty Communications Share Option Plan
                                  and in respect of which the original or any subsequent
                                  holder thereof shall be bound by the Scheme of Arrangement or otherwise shall have agreed in writing to be bound by
                                  the Scheme

"SERIES A PREFERRED STOCK"        the shares of Series A Preferred Stock of $0.01 each in
                                  the capital of PhotoDisc

"SHARES"                          the entire issued share capital of Getty Communications on the Record Date

"TRANSACTIONS"                    the Merger and the Scheme of Arrangement

"U.K."                            United Kingdom of Great Britain and Northern Ireland

"U.S."                            United States of America

"$"                               lawful currency of the U.S.

"L"                               lawful currency of the U.K.

                      [GETTY COMMUNICATIONS HEADED PAPER]

                    LETTER FROM MARK GETTY, THE CHAIRMAN OF
                              GETTY COMMUNICATIONS

                                                               101 Bayham Street
                                                                  London NW1 0AG

                                                                -  December 1997

TO GETTY COMMUNICATIONS SHAREHOLDERS AND, FOR INFORMATION ONLY, TO PARTICIPANTS IN THE GETTY COMMUNICATIONS SHARE OPTION PLAN

DEAR SHAREHOLDER

PROPOSED MERGER OF GETTY COMMUNICATIONS AND PHOTODISC BY MEANS OF A SCHEME OF ARRANGEMENT AND IN ACCORDANCE WITH THE MERGER AGREEMENT

1. INTRODUCTION

    On 16 September 1997, Getty Communications and PhotoDisc announced that they had agreed to merge their businesses. The merger will be effected through the formation of a new holding company, Getty Images, which will acquire the shares of both Getty Communications and PhotoDisc.

    Pursuant to the Scheme of Arrangement, each Getty Class B Ordinary Share will be converted into one Getty Class A Ordinary Share, each Getty Ordinary Share will be transferred to Getty Images and the holders of Getty Ordinary Shares will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held by such holders and Getty Communications will become a wholly owned subsidiary of Getty Images. Registered holders of Getty Communications ADSs will be entitled to receive upon completion of the Scheme of Arrangement one share of Getty Images Common Stock for each Getty Communications ADS held of record. Pursuant to the Merger, PhotoDisc will be merged with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger becoming a wholly owned subsidiary of Getty Images and then each outstanding share of PhotoDisc Common Stock will be converted into the right to receive the amount of cash and the number of Getty Images Common Stock specified in the Merger Agreement. All Getty Images Common Stock will have the same rights, including as to voting. Application has been made to quote the Getty Images Common Stock on the Nasdaq National Market under the symbol "GETY".

    I am now writing to give you details of the Merger and the Scheme which will require, among other things, the approval of the Scheme of Arrangement at a Court convened meeting of the Public Scheme Shareholders and the approval of the Scheme of Arrangement by the Court.

2. SUMMARY OF THE MERGER AND THE SCHEME

    The key features of the Merger and the Scheme are as follows:

    - the conversion of Getty Class B Ordinary Shares into Getty Class A Ordinary Shares;

    - each holder of Getty Ordinary Shares will receive one share of Getty Images Stock for every two Getty Ordinary Shares held;

    - each share of Getty Images Common Stock will rank pari passu in all respects including as to voting;

    - holders of Getty Communications ADSs will receive one share of Getty Images Common Stock for every Getty Communications ADS held of record;

    - to the extent not exercised each outstanding option to purchase two Getty A Ordinary Shares will be converted into an option to purchase one share of Getty Images Common Stock at an adjusted price;

    - the number of Getty Images Common Stock and the amount of cash that holders of shares of PhotoDisc Common Stock will receive at the effective time of the Merger will be a function of the average closing price of Getty Communications ADSs on the Nasdaq National Market during the ten trading days prior to the closing of the Merger (the "AVERAGE TRADING PRICE OF GETTY COMMUNICATIONS ADSS AT CLOSING"), the fully diluted number of shares of PhotoDisc Common Stock outstanding at the Effective Time and the aggregate amount of expenses incurred by PhotoDisc in connection with the Transactions (see "The Transactions--Merger Consideration" on page [27] of the Prospectus);

    - to the extent not exercised or cashed out, outstanding options to purchase shares of PhotoDisc Common Stock will be converted into options to purchase Getty Images Common Stock at an adjusted price; and

    - assuming that the average trading price of Getty Communications ADSs at Closing is $14.34 (which was the average closing price during the ten trading days prior to 18 December, 1997), and the assumptions described in the Prospectus, the Merger Consideration per share of PhotoDisc Common Stock will consist of 0.7176 shares of Getty Images Common Stock and $2.32 in cash (for an aggregate of approximately 7.8 million shares of Getty Images Common Stock (exclusive of shares of Getty Images Common Stock to be reserved for issuance in respect of outstanding options to purchase shares of PhotoDisc Common Stock) and approximately $25.0 million in cash (exclusive of the preferential cash payment to holders of Series A Preferred Stock and cash to be paid to acquire certain options to purchase shares of PhotoDisc Common Stock).

3. REASONS FOR THE MERGER

    The Getty Communications Board considered the following benefits to Getty Communications and its shareholders: (i) the complementary nature of Getty Communications' and PhotoDisc's respective businesses, products, assets, managements, strategic objective and prospects, which would enable Getty Images to benefit from the economies of scale and other operational benefits; (ii) the strong financial condition, strong results of operations and favourable cash flows of each of Getty Communications and PhotoDisc, both on a historical and on a prospective basis; (iii) the presentation of BT Alex. Brown to the Getty Communications' Board at its meeting on 10 September 1997 and BT Alex. Brown's opinion delivered to the Getty Communications Board to the effect that, as of 15 September 1997 the Merger Consideration to be paid by Getty Communications pursuant to the Merger Agreement is fair, from a financial point of view, to Getty Communications. See "Opinion of BT Alex. Brown International Financial Advisor to Getty Communications" in the Prospectus on page 37 of the Prospectus;
(iv) the terms and conditions of the Merger Agreement, including the form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement. See "The Merger Agreement" in the Prospectus; (v) the recent growth rates in the visual content market, and in particular in the royalty-free segment, in web-based transactions and in the existing businesses of Getty Communications, which provides potential opportunities for high revenue growth rates of the combined companies; (vi) the complementary nature of the market serviced by and the client bases of Getty Communications and PhotoDisc. PhotoDisc's leadership in the royalty-free section of stock photography market would complement Tony Stone Images' market leadership in rights-protected licensing. The client bases of the combined companies would give Getty Images a customer base which would cover the broad range of traditional customers, from the rights-protected licensing market, and new customers, from multimedia, corporate communications and small businesses, attracted by the simplicity of the royalty-free services developed by PhotoDisc;
(vii) the Getty Communications Board's belief that Getty Images would be able to apply the technological capabilities of Getty Communications and PhotoDisc to offer increased access to their combined wealth of high quality content to enhance the quality and quantity of images available to customers and to deliver such images in a faster and more flexible, efficient manner; (viii) that Getty Communications and PhotoDisc have strong customer-led philosophies, with a focus on providing superior levels of product and service to their clients; and (ix) the probable favourable market reaction to the elimination of the dual class capital structure of Getty Communications in favour of the single class capital structure of Getty Images.

    The Getty Communications Board also identified and considered the following potentially negative factors in its deliberations concerning the Transactions:
(i) the timing and risks associated with the integration of PhotoDisc with Getty Communications and the other businesses that Getty Communications has recently acquired and whether the potential benefits sought in the Transactions and such other acquisitions might not be fully realised; (ii) the requirement that the Merger be approved by the Getty Shareholders; (iii) the risks associated with the fact that there would be a new significant minority shareholder of Getty Images; (iv) the possibility of management disruptions associated with the Merger and the risk that, despite the efforts of Getty Communications and PhotoDisc, PhotoDisc may not attract and retain key management, marketing and technical personnel after the consummation of the Merger; (v) the charges to be incurred in connection with the Transactions, including the costs of integrating the business and transaction expenses arising from the Transactions; (vi) the fact that the number of shares of Getty Images Common Stock and the amount of cash that holders of shares of PhotoDisc Common Stock will receive at the Effective Time will be a function of, among other things, the Average Trading Price of Getty Communications ADSs at Closing. As a result, the actual number of shares of Getty Images Common Stock and the amount of cash to be paid by Getty Communications to the holders of shares of PhotoDisc Common Stock would not be determined until the Effective Time of the Merger. See "The Transaction--Merger Consideration" in the Prospectus; (vii) the fact that a significant amount of goodwill will be generated upon the consummation of the Merger, which will be amortised against the earnings of Getty Images in the future periods; (viii) risks related to the indebtedness that will be incurred to finance the Cash Consideration to be paid in the Merger. See "The Transactions--Financing for the Merger" in the Prospectus; and (ix) the other risks described under "Risk Factors" in the Prospectus.

    The Getty Communications Board believed that these potentially negative factors were outweighed by the potential benefits of the Transactions. The foregoing discussion of the information and factors considered and given weight by the Getty Communications Board is not intended to be exhaustive but includes all material factors considered by the Getty Communications Board. The Getty Communications Board believes that the Transactions are in the best interests of Getty Communications and its shareholders. Getty Images, the company that will result from the merger of Getty Communications and PhotoDisc, will be one of the leading visual content providers worldwide. Getty Images believes that, following completion of the Merger, it will be positioned to satisfy the visual content needs of existing, emerging and new market segments in the visual content industry. Getty Images will aim to provide high quality, relevant imagery across all categories of the visual content market to the broadest range of customers in existing, emerging and new markets, in ways that most appropriately meet their needs.

4. FURTHER INFORMATION RELATING TO THE TRANSACTIONS

    Further information about the material terms of the Merger, the Scheme of Arrangement, Getty Communications, PhotoDisc and Getty Images, as well as Getty Images' proposed quotation on the Nasdaq National Market, is set out in the Explanatory Statement contained in this Circular and in the accompanying Prospectus. Financial information for Getty Communications is included in the Prospectus on pages F-1 to F-[34]. Management's discussion and analysis of the financial condition and results of the operations of Getty Communications are included on pages [101] to [110] of the Prospectus.

    The Prospectus also includes financial information for PhotoDisc and pro forma financial information.

5. ACTION TO BE TAKEN

    YOU WILL FIND ENCLOSED WITH THIS DOCUMENT TWO FORMS OF PROXY, A WHITE FORM FOR USE AT THE COURT MEETING AND A BLUE FORM FOR USE AT THE EXTRAORDINARY GENERAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETINGS IN PERSON, YOU ARE REQUESTED TO COMPLETE AND RETURN BOTH FORMS OF PROXY AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO ARRIVE, IN THE CASE OF THE WHITE FORM OF PROXY FOR THE COURT MEETING, NOT LATER THAN 3.00 PM ON [20] JANUARY 1998 AND, IN THE CASE OF THE BLUE FORM OF PROXY FOR THE EXTRAORDINARY GENERAL MEETING, NOT LATER THAN 3.15 PM ON [20] JANUARY 1998. FORMS OF PROXY FOR THE COURT MEETING NOT SO RETURNED WILL BE VALID IF HANDED TO THE CHAIRMAN OF THE COURT MEETING AT THE COURT MEETING. THE COMPLETION AND RETURN OF A FORM OF PROXY WILL NOT PREVENT YOU FROM ATTENDING THE RELEVANT MEETING AND VOTING IN PERSON IF YOU WISH TO DO SO.

    If Getty Shareholders approve the Scheme of Arrangement, the appropriate Court sanction is obtained and the Merger and the Scheme of Arrangement are completed, dealings and quotations of the Getty Images Common Stock on the Nasdaq National Market in the U.S. are expected to commence on [3 February] 1998.

    ADS Holders of record as of the close of business on [ - ] December 1997 are requested to complete and return to the Depositary the green form of proxy enclosed with this document. Shares of Getty Class A Ordinary Shares represented by properly executed proxies received by the Depositary on or before [15] January 1998, unless such proxies have been revoked, will be voted by the Depositary in accordance with the instructions set forth on such proxies. If no instructions are indicated, such ADS Holder will be deemed to have instructed the Depositary to give, and the Depositary will give, a discretionary proxy to a person designated by Getty Communications with respect to such Getty Class A Ordinary Shares represented by such holder's Getty Communications ADSs. The Getty Class A Ordinary Shares covered by such discretionary proxies will be voted to approve the Scheme.

    ADS Holders who wish to attend the Court Meeting or the Extraordinary General Meeting and to vote in person the Getty Class A Ordinary Shares represented by their Getty Communications ADSs must, on or before [ - ] 1998 and in accordance with the Getty Deposit Agreement, surrender their Getty Communications ADSs to the Depositary in exchange for the Getty Class A Ordinary Shares represented by such Getty Communication ADSs.

    On or prior to the closing of the Transactions, the Getty Images Board will adopt the Getty Images Incentive Plan and further details of the Getty Images Incentive Plan are set out at Appendix 2. A resolution will be proposed at the Extraordinary General Meeting to approve the Getty Images Incentive Plan. THE GETTY COMMUNICATIONS BOARD RECOMMENDS THAT GETTY SHAREHOLDERS VOTE FOR THE APPROVAL OF THE GETTY IMAGES INCENTIVE PLAN.

6. MERGER RECOMMENDATION

    THE GETTY COMMUNICATIONS BOARD DETERMINED THAT THE TRANSACTIONS, UPON THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF GETTY COMMUNICATIONS. IN REACHING ITS DETERMINATION, THE GETTY COMMUNICATIONS BOARD CONSIDERED A NUMBER OF POSITIVE AND NEGATIVE FACTORS RELATED TO THE PROPOSED TRANSACTIONS, INCLUDING THE PRESENTATION OF BT ALEX. BROWN TO THE GETTY COMMUNICATIONS BOARD AT ITS MEETING ON 10 SEPTEMBER 1997 AND BT ALEX. BROWN'S OPINION DELIVERED TO THE GETTY COMMUNICATIONS BOARD TO THE EFFECT THAT, AS OF 15 SEPTEMBER 1997 THE MERGER

CONSIDERATION TO BE PAID BY GETTY COMMUNICATIONS PURSUANT TO THE MERGER AGREEMENT IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO GETTY COMMUNICATIONS. SEE "THE TRANSACTIONS--OPINION OF BT ALEX. BROWN INTERNATIONAL, FINANCIAL ADVISOR TO GETTY COMMUNICATIONS" ON PAGE 37 IN THE ACCOMPANYING PROSPECTUS.

    THE DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOUR OF THE MERGER AND THE SCHEME OF ARRANGEMENT AT THE COURT MEETING AND THE EXTRAORDINARY GENERAL MEETING, AS THEY INTEND TO DO IN RESPECT OF THEIR OWN SHAREHOLDINGS (OTHER THAN THOSE OF MARK GETTY AND JONATHAN KLEIN WHERE AN AGREEMENT HAS BEEN REACHED THAT THE GETTY CLASS B ORDINARY SHARES IN WHICH THEY ARE INTERESTED WILL NOT BE VOTED, BUT WILL BE BOUND BY THE SCHEME OF ARRANGEMENT), WHICH REPRESENT [ - ] PER CENT. OF THE GETTY ORDINARY SHARES ENTITLED TO ATTEND AND VOTE AT THOSE MEETINGS.

    As a result of its holdings of Getty Class B Ordinary Shares, Getty Investments will be treated by the Court as a separate class of shareholder. Accordingly, Getty Investments will not be entitled to vote at the Court Meeting in respect of its Getty Class A Ordinary Shares and has agreed to abstain from voting at the Extraordinary General Meeting and will undertake, both as regards the Getty Class B Ordinary Shares and the Getty Class A Ordinary Shares held by it, to the Court to be bound by the terms of the Scheme.

    As a result of certain rights attached to Carlton's shareholding in Getty Communications, Carlton will also be treated by the Court as a separate class of shareholder. Carlton has agreed to abstain from voting at the Court Meeting and at the Extraordinary General Meeting and will undertake to the Court to be bound by the terms of the Scheme.

    Crediton and Abacus, each of which holds only Getty Class B Ordinary Shares will also abstain from voting at the Extraordinary General Meeting and undertake to the Court to be bound by the terms of the Scheme.

Yours sincerely

MARK GETTY
Chairman

                             EXPLANATORY STATEMENT
           (IN COMPLIANCE WITH SECTION 426 OF THE COMPANIES ACT 1985)


                                              BT Alex. Brown International, a division of
                                              Bankers Trust International PLC
                                              Registered Office:
                                              Austin Friars House
                                              2-6 Austin Friars
                                              2nd Floor
                                              London EC2N 2HE

                                              Registered No. 2869281
                                              Regulated by The Securities and Futures
                                              Authority Limited

    To Getty Shareholders and, for information only, to the participants in the Getty Communications Share Option Plan.

                                                                -  December 1997

Dear Shareholders

PROPOSED MERGER OF GETTY COMMUNICATIONS AND PHOTODISC BY MEANS OF A SCHEME OF ARRANGEMENT AND IN ACCORDANCE WITH THE MERGER AGREEMENT

1.  INTRODUCTION

    On 15 September 1997, Getty Communications and PhotoDisc entered into a merger agreement, pursuant to which they agreed, among other things, to merge their businesses. The Merger will be effected through the formation of a new company, Getty Images, which will acquire the shares of both Getty Communications and PhotoDisc.

    The acquisition of Getty Communications will be effected by means of a Scheme of Arrangement under Section 425 of the Companies Act 1985 (the "COMPANIES ACT").

    Pursuant to the Scheme of Arrangement, each Getty Class B Ordinary Share will be converted into one Getty Class A Ordinary Share, each Getty Ordinary Share will be transferred to Getty Images or its nominees and the holders of Getty Ordinary Shares will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders and Getty Communications will become a wholly owned subsidiary of Getty Images. Registered holders of Getty Communications ADSs will be entitled to receive upon completion the Scheme of Arrangment one share of Getty Images Common Stock for each Getty Communications ADS held of record. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, PhotoDisc will be merged with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger becoming a wholly owned subsidiary of Getty Images and each then outstanding share of PhotoDisc Common Stock will be converted into the right to receive the amount of cash and the number of Getty Images Common Stock specified in the Merger Agreement. All Getty Images Common Stock will have the same rights, including as to voting. Application has been made to quote the Getty Images Common Stock on the Nasdaq National Market under the symbol "GETY".

    We have been authorised by the Board to write to you to explain the details of the Scheme of Arrangement, the Merger Agreement and other steps necessary to effect the Proposals.

    The approval of Getty Shareholders is required to implement the Merger and the Scheme of Arrangement. Notices of the Court Meeting and the Extraordinary General Meeting to consider and, if thought fit, approve various resolutions relating to the Scheme of Arrangement and the Merger are set out on pages [37] to [40] of this document. The Court Meeting and the Extraordinary General Meeting are proposed to be held on 22 January 1998 beginning at [3.00] pm and [3.15] pm, respectively; the Court hearing is proposed to be held on 2 February 1998; the Scheme of Arrangement is expected to become effective on 3 February 1998; and the Merger is expected to be completed on the same day.

    Your attention is also drawn to the letter from the Chairman of Getty Communications which forms part of this Explanatory Statement, setting out why the Board believes that the Transactions will benefit Getty Communications and unanimously recommending you to vote in favour of the resolutions to be proposed at the Court Meeting and the Extraordinary General Meeting. THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, WHICH CONTAINS FINANCIAL AND OTHER INFORMATION ON GETTY COMMUNICATIONS, PHOTODISC AND GETTY IMAGES AND INCLUDES CERTAIN RISK FACTORS (SET OUT ON PAGES [19] TO [25] THEREIN) ASSOCIATED WITH SUCH COMPANIES.

    The action you are requested to take is set out below on pages [23] to [25].

2.  SUMMARY OF THE MERGER AND THE SCHEME OF ARRANGEMENT

    The key features of the Merger and the Scheme are as follows:

    - the conversion of the Getty Class B Ordinary Shares into Getty Class A Ordinary Shares;

    - each holder of Getty Ordinary Shares will receive one share of Getty Images Common Stock for every two Getty Ordinary Shares held;

    - each share of Getty Images Common Stock will rank pari passu in all respects including as to voting;

    - holders of Getty Communications ADSs will receive one share of Getty Images Common Stock for every Getty Communications ADS held of record;

    - to the extent not exercised each outstanding option to purchase two Getty A Ordinary Shares will be converted into an option to purchase one share of Getty Images Common Stock at an adjusted price;

    - the number of shares of Getty Images Common Stock and the amount of cash that holders of shares of PhotoDisc Common Stock will receive at the effective time of the Merger will be a function of, among other things, the average closing price of Getty Communications ADSs on the Nasdaq National Market during the ten trading days prior to the closing of the Merger (the "AVERAGE TRADING PRICE OF GETTY COMMUNICATIONS ADSS AT CLOSING"), the fully diluted number of shares of PhotoDisc Common Stock outstanding at the Effective Time and the aggregate amount of expenses incurred by PhotoDisc in connection with the Transactions (see "The Transactions--Merger Consideration" on page [7] of the Prospectus);

    - to the extent not exercised or cashed out, outstanding options to purchase shares of PhotoDisc Common Stock will be converted into options to purchase Getty Images Common Stock at an adjusted price; and

    - assuming that the average trading price of Getty Communications ADSs at Closing is $14.34 (which was the average closing price during the ten trading days prior to 18 December, 1997), and the assumptions described in the Prospectus, the Merger Consideration per share of PhotoDisc Common Stock will consist of 0.7176 shares of Getty Images Common Stock and $2.32 in cash (for an aggregate of approximately 7.8 million shares of Getty Images Common Stock (exclusive of shares of Getty Images Common Stock to be reserved for issuance in respect of outstanding options to purchase shares of PhotoDisc Common Stock) and approximately $25.0 million in cash (exclusive of the preferential cash payment to holders of Series A Preferred Stock and cash to be paid to acquire certain options to purchase shares of PhotoDisc Common Stock).

BACKGROUND TO THE TRANSACTIONS

    The background to the Transactions can be found on pages 30 to 35 of the Prospectus.

GETTY COMMUNICATIONS' REASONS FOR THE TRANSACTIONS

    The Getty Communications Board believes that the Transactions are in the best interests of Getty Communications and its shareholders. The Getty Communications Board considered a number of material benefits to Getty Communications and its shareholders, including the complementary nature of Getty Communications' and PhotoDisc's businesses, management, strategic objectives prospects, the strong financial condition and results of Getty Communications and PhotoDisc, the opinion of BT Alex. Brown that the Merger Consideration is fair from a financial point of view to Getty Communications and the terms and conditions of the Merger Agreement. The Getty Communications Board also considered a number of potentially negative factors, including the timing, risks and costs associated with the integration of PhotoDisc with Getty Communications, the risks associated with the fact that there would be a new significant minority shareholder of Getty Images, the uncertainty of the value of the Merger Consideration until the Effective Time of the Merger, the generation of a significant amount of the goodwill upon consummation of the Merger, and the financing of the cash portion of the Merger Consideration. See "The Transactions--Getty Communications' Reasons for the Transactions; Recommendation of the Board of Directors of Getty Communications" on pages 35 to 37 of the Prospectus.

    Getty Communications utilised the services of BT Alex. Brown to act as Getty Communications' financial advisor in connection with the Merger, including rendering its opinion to the Getty Communications Board as to the fairness, from a financial point of view to Getty Communications, of the Merger Consideration being paid by Getty Communications.

    The Prospectus contains a detailed summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion and the terms of the appointment of BT Alex. Brown.

DESCRIPTION OF THE SCHEME OF ARRANGEMENT

    GENERAL

    The Scheme of Arrangement is a Court-approved arrangement pursuant to
Section 425 of the Companies Act made between Getty Communications, its shareholders and Getty Images. Under the Scheme of Arrangement each Getty Class B Ordinary Share will be converted into a Getty Class A Ordinary Share and subject thereto each Getty Ordinary Share will be transferred to Getty Images (or its nominee(s)) and the Getty Shareholders will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held by such holders.

    In order for the Scheme of the Arrangement to become effective, among other things, it must be approved by a majority in number of the holders of the Public Scheme Shares present (in person or by proxy) at the Court Meeting, with such majority in number representing three-fourths in value, or more of the votes attached to the Public Scheme Shares voted at the Court Meeting, and the Scheme of Arrangement must be sanctioned by the Court. As a result of its holding of Getty Class B Ordinary Shares in Getty Communications, Getty Investments will not be entitled to vote at the Court Meeting in respect of its Getty Class A Ordinary Shares, but will undertake, both as regards the Getty Class B Ordinary Shares and Getty Class A Ordinary Shares held by it, to the Court to be bound by the terms of the Scheme of Arrangement. As a result of certain rights attached to Carlton's shareholdings in Getty Communications, Carlton is being be treated by the Court as a separate class of shareholder. Accordingly, Carlton will not be entitled to vote at the Court Meeting in respect of its Getty Class A Ordinary Shares, and will undertake to the Court to be bound by the terms of the Scheme of Arrangement. Crediton and Abacus, each of which holds only Getty Class B Ordinary Shares, will also undertake to the Court to be bound by the terms of the Scheme.

    CONDITIONS OF THE SCHEME

    If the Scheme is approved at the Court Meeting and the relevant resolution is passed at the Extraordinary General Meeting, Getty Communications will petition the Court to approve the Scheme. The Court may sanction the Scheme if it is satisfied that the Scheme is fair and that certain statutory conditions have been satisfied. The conditions of the Scheme are set out in Appendix 1 to this document. THE BOARD DOES NOT INTEND TO TAKE THE NECESSARY STEPS TO MAKE THE SCHEME EFFECTIVE UNLESS ALL THE CONDITIONS HAVE BEEN SATISFIED OR WAIVED. THE SCHEME SHALL BECOME EFFECTIVE WHEN A COPY OF THE COURT ORDER APPROVING THE SCHEME OF ARRANGEMENT IS DELIVERED TO THE REGISTRAR OF COMPANIES OF ENGLAND AND WALES FOR REGISTRATION, AT WHICH TIME ALL THE ISSUED SHARE CAPITAL OF GETTY COMMUNICATIONS WILL BECOME OWNED BY GETTY IMAGES. THE SCHEME OF ARRANGEMENT WILL LAPSE IF IT DOES NOT BECOME EFFECTIVE BY 31 MARCH 1998 (OR SUCH LATER DATE AS THE COURT MAY ALLOW). IT IS EXPECTED THAT THE SCHEME WILL BECOME EFFECTIVE ON 3 FEBRUARY 1998. ONCE EFFECTIVE, THE SCHEME OF ARRANGEMENT WILL BE BINDING ON ALL GETTY SHAREHOLDERS, INCLUDING THOSE WHO DID NOT VOTE, OR WHO VOTED AGAINST IT, OR WHO COULD NOT BE TRACED.

    TREATMENT OF THE ADSS

    Holders of Getty Communications ADSs will be able to have their votes represented at the Court Meeting and the Extraordinary General Meeting by proxy through procedures established pursuant to the Getty Deposit Agreement. Pursuant to the Getty Deposit Agreement, the Depositary has fixed the close of business on 24 December 1997 as the record date for the determination of ADS Holders entitled to notice of, and to vote at, the Court Meeting and the Extraordinary General Meeting. Each Getty Communications ADS will entitle the holder thereof to two votes on each matter that may properly come before the Court Meeting and the Extraordinary General Meeting. The Depositary will mail to all ADS Holders of record at such ADS Record Date a notice containing (i) this document and the Prospectus, (ii) a statement that the ADS Holders as of the close of business on the ADS Record Date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of Getty Class A Ordinary Shares represented by their respective Getty Communications ADSs, and (iii) a statement that such instructions as may be given by returning a properly executed proxy card (in the form provided by the Depositary) to the Depositary. Shares of Getty Class A Ordinary Shares represented by properly executed proxies received by the Depositary on or before 15 January 1998, unless such proxies have been revoked, will be voted by the Depositary in accordance with the instructions set forth on such proxies. If no instructions are indicated, such ADS Holder will be deemed to have instructed the Depositary to give, and the Depositary will give, a discretionary proxy to a person designated by Getty Communications with respect to such Getty Class A Ordinary Shares represented by such holders' Getty Communications ADSs. The Getty Class A Ordinary Shares covered by such discretionary proxies will be voted to approve the Scheme.

    ADS Holders who wish to attend the Getty Shareholder Meetings and to vote in person the Getty Class A Ordinary Shares represented by their Getty
Communications ADSs must, on or before   -  January 1998 and in accordance with
the Getty Deposit Agreement, surrender their Getty Communications ADSs to the Depositary in exchange for the Getty Class A Ordinary Shares represented by such Getty Communications ADSs.

    After the completion of the Transactions, the Depositary will send each ADS Holder a notice informing such holders that the Getty Deposit Agreement will terminate 90 days after the Effective Time and instructing each such holder to surrender the Getty Communications ADRs evidencing their Getty Communications ADSs to the Depositary in exchange for the transfer of shares of Getty Images Common Stock. Upon receipt of such Getty Communications ADRs, the Depositary will transfer one share of Getty Images Common Stock for each Getty Communications ADS received. ADS Holders will not be charged any fees upon such surrender and exchange of Getty Communications ADSs for shares of Getty Images Common Stock. After the Effective Time, each Getty Communications ADR evidencing Getty Communications ADSs will represent only the right to receive the appropriate numbers of shares of Getty Images Common Stock in exchange therefor.

DESCRIPTION OF THE MERGER AGREEMENT

    The acquisition by Getty Images of PhotoDisc will be effected pursuant to the Merger Agreement. The Merger Agreement provides for two core transactions:
(i) the merger of PhotoDisc with and into Merger Sub, pursuant to which the PhotoDisc Common Shareholders will receive the amount of cash and number of shares of Getty Images Common Stock specified below for each share of PhotoDisc Common Stock held; and (ii) the Scheme of Arrangement between Getty Images and Getty Communications, pursuant to which each issued Getty Class B Ordinary Share will be converted into one Getty Class A Ordinary Share, each Getty Ordinary Share will be transferred to Getty Communications or its nominees and the holders of Getty Ordinary Shares will be issued one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders, and Getty Communications will become a wholly owned subsidiary of Getty Images. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Washington Business Corporation Act, including those listed under "The Merger Agreement--Conditions to the Transactions" on pages 63 to 65 of the Prospectus, PhotoDisc will be merged with and into Merger Sub. Merger Sub will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"), and will continue its corporate existence under Washington law and as a direct wholly owned subsidiary of Getty Images. The Articles of Incorporation of PhotoDisc (the "PHOTODISC ARTICLES OF INCORPORATION"), as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation. Upon consummation of the Merger, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration.

    MERGER CONSIDERATION

    At the Effective Time, each share of PhotoDisc Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares owned by PhotoDisc, Getty Images, Getty Communications or any of their respective subsidiaries, will be cancelled and converted into the right to receive the Merger Consideration, which consists of the Stock Consideration (as defined below) and the Cash Consideration (as defined below).

    The Stock Consideration per share of PhotoDisc Common Stock will be the number of shares of Getty Images Common Stock equal to the number obtained by applying the following formula: (i) 12.4 million; (ii) subtracting from 12.4 million the result obtained by dividing (A) the amount of the cash payment payable to the holders of shares of Series A Preferred Stock immediately prior to the Effective Time pursuant to the PhotoDisc Articles of Incorporation by (B) the Average Trading Price of Getty Communications ADSs at Closing; (iii) subtracting from the result obtained in (ii) above the result obtained by dividing (A) 50 per cent. of the transaction expenses as determined in accordance with the Merger Agreement, by (B) the Average Trading Price of Getty Communication ADSs at Closing; (iv) dividing the result obtained in (iii) above by the fully diluted number of shares of PhotoDisc Common Stock outstanding immediately prior to the Effective Time (such result being the "PHOTODISC EXCHANGE RATIO"); and (v) multiplying the result obtained in (iv) above by 0.8.

    If the Average Trading Price of Getty Communications ADSs at Closing is greater than or equal to $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash, without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing less 10 per cent. multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2. If the Average Trading Price of Getty Communications ADSs at Closing is less than $12.00, the Cash Consideration per share of PhotoDisc Common Stock will be the amount in cash without interest, equal to the Average Trading Price of Getty Communications ADSs at Closing, multiplied by the PhotoDisc Exchange Ratio and multiplied by 0.2.

    For an illustration of the calculation of the Merger Consideration see "Merger Consideration" on page 27 of the Prospectus.

    CONDITIONS OF THE MERGER AGREEMENT

    The obligations of Getty Images, PhotoDisc and Merger Sub to effect the Merger, and the obligations of Getty Images and Getty Communications to effect the Scheme are subject to the satisfaction or waiver (where possible) on or prior to the Effective Time of various conditions, which include, in addition to other customary closing conditions, the conditions set out in Appendix 1 to this document.

RELATED AGREEMENTS

    The following is a summary of the material terms of certain agreements related to the Merger Agreement, copies of which are attached to the Prospectus as an Annex or which have been filed as exhibits to the Registration Statement. The following does not purport to be complete and is qualified in its entirety by reference to the copies of the agreements attached to the Prospectus or filed as exhibits to the Registration Statement.

    THE STOCKHOLDERS' TRANSACTION AGREEMENT

    In connection with the execution of the Merger Agreement, Getty Images, PhotoDisc, certain shareholders of PhotoDisc (the "PRINCIPAL SHAREHOLDERS") and Mr. Mark Torrance, as designated representative of the Principal Shareholders, executed and delivered the Stockholders' Transaction Agreement dated 15 September 1997 (the "STOCKHOLDERS' TRANSACTION AGREEMENT").

    Pursuant to the Stockholders' Transaction Agreement, each Principal Shareholder, among other things, made certain representations and warranties to Getty Images with respect to the shares of PhotoDisc Common Stock or Series A Preferred Stock owned by such Principal Shareholder and agreed to indemnify Getty Images and Getty Communications for certain breaches of representations and warranties and covenants of PhotoDisc and such Principal Shareholder.

    THE ESCROW AGREEMENT

    One of the conditions to the consummation of the Transactions is that Getty Images, the Principal Shareholders and an escrow agent execute and deliver on or prior to Closing an Escrow Agreement (the "ESCROW AGREEMENT") substantially in the form attached as an exhibit to the Merger Agreement, a copy of which is attached to the Prospectus as Annex A. Pursuant to the Merger Agreement and the Escrow Agreement, upon Closing, Getty Images will deposit into an escrow fund certificates representing 12.5 per cent. of the number of shares of Getty Images Common Stock to be issued to each Principal Stockholder at Closing (representing an aggregate of approximately 1.3 million shares assuming that the Average Trading Price of Getty Communications ADSs at Closing is $14.34, which was the average closing price during the ten days prior to 18 December 1997) to secure the indemnification obligations of the Principal Shareholders contained in the Stockholders' Transaction Agreement and the Merger Agreement.

THE STOCKHOLDERS' AGREEMENT

    One of the conditions to the consummation of the Transactions is that certain persons who will become significant stockholders in Getty Images execute and deliver a Stockholders' Agreement (the "STOCKHOLDERS' AGREEMENT") containing certain restrictions on their right to dispose of shares of Getty Images Common Stock that such persons will receive in the Transactions.

THE REGISTRATION RIGHTS AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into two Registration Rights Agreements (the "REGISTRATION RIGHTS AGREEMENTS"), one with PDI, L.L.C. and Mr. Mark Torrance (Mr. Torrance, together with PDI, L.L.C. the "PDI SHAREHOLDERS"), and a second with Getty Investments. Pursuant to the Registration Rights Agreements, the PDI Shareholders and Getty Investments will have certain rights to require Getty Images to register with the U.S. Securities and

Exchange Commission all or a portion of the shares of Getty Images Common Stock that such entities will receive under the Transactions.

THE EMPLOYMENT AGREEMENTS

    One of the conditions to the consummation of the Transactions is that Getty Images enter into Employment Agreements (the "EMPLOYMENT AGREEMENTS") with each of Mr Mark Getty, Mr Mark Torrance and Mr Jonathan Klein and Crediton Limited (a company of which the sole beneficiary is Mr. Jonathan Klein) having certain principal terms defined in the Merger Agreement. Further details can be found in Appendix 2.

REGULATORY APPROVALS

    The Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "JUSTICE DEPARTMENT") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. On 24 October 1997 the FTC granted early termination of the applicable waiting period under the HSR Act.

ACQUISITION AND ISSUE OF SHARES

    Getty Communications is currently in discussions to acquire a visual content company for payments of approximately L29 million, of which approximately L17 million would be paid in the form of cash and approximately L12 million would be paid in the form of Getty Class A Ordinary Shares (valued on the basis of an average trading price of Getty Communications ADSs during a period prior to the completion such acquisition). Getty Communications believes that a definitive agreement for such acquisition could be executed during the first quarter of 1998 and that the acquisition could be completed before completion of the Scheme.

RISK FACTORS

    In connection with the Merger and the Scheme, shareholders should carefully consider the risk factors set out in pages 19 to 25 of the Prospectus, in addition to other information set forth therein.

INFORMATION ON GETTY IMAGES

    Getty Images, the company that will result from the merger of Getty Communications and PhotoDisc, will be one of the leading visual content providers worldwide. Getty Communications will contribute its broad spectrum of high-quality, branded content and extensive international distribution network of wholly owned sales offices and dedicated agents. PhotoDisc will contribute its expertise and brandname in the digitisation and electronic delivery of images and its experience with royalty-free licensing models and on-line commerce. Getty Images believes that, following completion of the Transactions, it will be positioned to satisfy the visual content needs of existing, emerging and new market segments in the visual content industry.

    Getty Images will seek to capitalize on the following strengths: (i) the breadth and depth of its branded high-quality content, (ii) its ability to offer its customers a comprehensive range of options to meet their creative needs, from full service to self-service access, from rights-protected licensing to royalty-free licensing, and from physical delivery of transparencies to electronic delivery of digital images, (iii) its comprehensive distribution capabilities and (iv) its technological expertise. Getty Images believes that these strengths will combine to allow it to take advantage of both increasing demand for visual content and opportunities arising in the rapidly changing visual content industry.

    For further details see pages 83 to 92 of the Prospectus.

INFORMATION ON GETTY COMMUNICATIONS

    Getty Communications is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Communications markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna and Hong Kong and dedicated agents in 15 other countries.

    Getty Communications' visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iii) Gamma Liaison, a leading North American news and reportage agency; and (iv) Energy Film Library, one of the world's leading stock footage companies.

    Getty Communications seeks to differentiate itself through its commitment to the highest level of quality in the creation, selection and production of relevant images capable of multiple sales, its focus on customer service, the quality and breadth of its content, its strong brand names, its worldwide distribution network and its continuing investments in value-added systems and technologies.

    For further details please see pages 93 to 113 of the Prospectus.

INFORMATION ON PHOTODISC

    PhotoDisc is the leader in the development and marketing of digital stock photography products and electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, a licensing model pioneered by PhotoDisc, which allows customers to pay a one-time fee to use the image on a non-exclusive basis for almost any purpose.

    As of 30 September 1997, PhotoDisc offered more than 120 different CD-ROM products, each of which included a collection of between 100 to 336 thematically related digital images. In addition, each image in its 50,000 photographic image library is available for immediate licensing and downloading for a fixed price from the PhotoDisc web site. PhotoDisc markets its products to professional users such as graphic designers and advertising agencies; corporate users, such as managerial and sales professionals within an organisation; and small office/home office ("SOHO") users, such as owners and employees of small businesses. PhotoDisc has coupled the benefits of advanced technologies with a royalty-free licensing model to make stock photography more widely usable by professional users, while at the same time making stock photography more accessible to users in emerging markets, such as corporate users and SOHO users, and, potentially, consumers.

    For further details please see pages 114 to 129 of the Prospectus.

INFORMATION ON THE GETTY IMAGES COMMON STOCK

    Getty Communications Shareholders will, on the implementation of the Merger and the Scheme, receive Getty Images Common Stock. A description of Getty Images Common Stock is set out under "Description of Getty Images Capital Stock" at pages 130 to 132 of the Prospectus.

ACCOUNTING TREATMENT

    Getty Images will account for the Merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The excess of the cost of acquisition over the fair value of the assets and liabilities of PhotoDisc acquired will be recorded as goodwill and amortised over a period not to exceed 40 years.

    As a consequence of the Scheme of Arrangement, each issued and outstanding Getty Ordinary Share will be transferred to Getty Images or its nominees. The shares of Getty Images Common Stock issued to replace the transferred shares will be recorded at par value.

FINANCIAL INFORMATION

    The Prospectus contains U.S. financial information comprising U.S. GAAP financial information of Getty Communications and PhotoDisc and pro forma and comparative financial information of Getty Images.

TAXATION

    The following summaries of the U.K. and U.S. taxation consequences of the Merger for Getty Communications Ordinary Shareholders and/or ADS holders should be read in conjunction with the "Certain Income Tax Considerations" section of the Prospectus.

    GENERAL

    The following general discussion summarises (i) the material U.K. and U.S. federal income tax consequences of the Scheme of Arrangement, (ii) the material U.S. federal income tax consequences of the Merger and (iii) the material U.S. federal income tax consequences of the ownership and disposition of shares of Getty Images Common Stock. This discussion is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the "CODE"), regulations, rulings, decisions and administrative practice, on U.K. laws, decisions and administrative practice, and on the United States-United Kingdom Income Tax Convention (the "TREATY") all as in effect on the date hereof. Future legislation, regulations, administrative interpretations or court decisions could change such laws either prospectively or retroactively. This discussion does not address all aspects of taxation that may be important to a Getty Shareholder in light of such shareholder's particular circumstances or to shareholders subject to special rules, such as financial institutions, tax-exempt organisations, insurance companies, dealers in securities, persons who acquired their shares of Getty Communications pursuant to the exercise of options or similar derivative securities or otherwise as compensation, persons whose functional currency is not the U.S. dollar or persons owning (directly, indirectly or constructively by application or relevant attribution rules) ten per cent. or more of the voting power or value of Getty Images or Getty Communications. Shareholders should consult their own tax advisors concerning the tax consequences of the Transactions and the ownership and disposition of Getty Images Common Stock in light of their particular situations, as well as under applicable state, local or foreign tax laws. This discussion assumes that each Getty Communications Shareholder holds Getty Communications ADSs or Getty Class A Ordinary Shares, as the case may be, as capital assets within the meaning of section 1221 of the Code.

    For purposes of the following discussion, a "U.S. Shareholder" is a shareholder that is, for U.S. federal income tax purposes, subject to taxation on his, her or its worldwide income. Subject to a variety of special rules, including special transition rules in the case of trusts, the following are treated as U.S. shareholders: (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity (other than an estate or trust) created or organised in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that is subject to the supervision of a court within the United States and is under the control of a U.S. person. A "Non-U.S. Shareholder" is a shareholder that is, for U.S.

federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or
(iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    For U.S. federal income tax purposes and for purposes of the Treaty, a holder of Getty Communications ADSs will be treated as owning the underlying Getty Class A Ordinary Shares evidenced thereby. Accordingly, the following discussion (except where otherwise expressly noted) applies equally to holders of Getty Communications ADSs and Getty Class A Ordinary Shares.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SCHEME OF ARRANGEMENT

    Shearman & Sterling, special U.S. counsel to Getty Communications, is expected to render an opinion, dated as of the effective date of the Registration Statement (of which the Prospectus is part) to the effect that (i) the Scheme of Arrangement will be treated for U.S. federal income tax purposes either (A) as a reorganisation within the meaning of section 368(a) of the Code or (B) when considered together with the Merger, as a tax-free exchange under section 351 of the Code, (ii) to the extent treated as a reorganisation, both Getty Communications and Getty Images will be a party to that reorganisation within the meaning of section 368(b) of the Code and (iii) no gain or loss will be recognised on the exchange of Getty Communications ADSs for shares of Getty Images Common Stock, except in the case of persons owning, directly, indirectly or pursuant to the operation of certain constructive ownership rules, ten per cent. or more of the voting power of Getty Communications (a "TEN PER CENT. SHAREHOLDER"). The opinion of Shearman & Sterling will be expressly based upon the accuracy of certain customary assumptions and certain representations made to Shearman & Sterling by Getty Images, Getty Communications, PhotoDisc and certain shareholders of Getty Communications and PhotoDisc, as well as upon the assumptions that the Scheme of Arrangement will be consummated in accordance with the description thereof contained in the Prospectus, that the Merger will be consummated in accordance with the Merger Agreement and that there will be no change in any material facts between the date of such opinion and the Effective Time. It is a condition to the consummation of the Transactions that such opinion will not have been withdrawn or modified in any material respect.

    EXCHANGE OF GETTY COMMUNICATIONS ADSS FOR GETTY IMAGES COMMON STOCK. A Getty Communications Shareholder (other than a Ten Per cent. Shareholder) exchanging Getty Communications ADSs for shares of Getty Images Common Stock will not realise any gain or loss on such exchange for U.S. federal income tax purposes. The tax basis of the shares of Getty Images Common Stock to be received by such Getty Communications Shareholder will be the same as the tax basis of the Getty Communications ADSs surrendered in exchange therefor. The holding period of the shares of Getty Images Common Stock received by such Getty Shareholder will include the period during which the holder held the Getty Communications ADSs surrendered in exchange therefor. As a consequence of the qualification of the Scheme of Arrangement as either a reorganisation or a transaction described in section 351 of the Code, neither Getty Communications nor Getty Images will recognise any taxable gain for U.S. federal income tax purposes upon consummation of the Scheme of Arrangement.

    UNITED STATES TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS OF THE OWNERSHIP OF GETTY IMAGES COMMON STOCK

    The following is a summary of the principal U.S. federal income tax consequences of the ownership and disposition of shares of Getty Images Common Stock generally applicable to Non-U.S. Shareholders who are not engaged in a trade or business within the United States.

    To the extent paid out of current or accumulated earnings and profits of Getty Images ("E&P"), a distribution made to a Non-U.S. Shareholder with respect to Getty Images Common Stock will be treated as a dividend. To the extent that such distribution exceeds the E&P of Getty Images, it will be treated as a non-taxable return of capital to the extent of the Non-U.S. Shareholder's adjusted tax basis in the Getty Images Common Stock and thereafter as capital gain.

    Dividends paid by Getty Images to a Non-U.S. Shareholder will be subject to a U.S. withholding tax at the statutory rate of 30 per cent., subject to reduction by the terms of an applicable treaty. For example, the Treaty provides that dividends received by individuals who are U.K. residents and entitled to the benefits of the Treaty pursuant to the terms thereof are generally subject to U.S. withholding tax at the reduced rate of 15 per cent.

    Capital gains realised upon the disposition of Getty Images Common Stock by a Non-U.S. Shareholder who is not engaged in a trade or business within the United States will generally not be subject to U.S. federal income tax.

    BACKUP WITHHOLDING

    Payments made in respect of shares of Getty Images Common Stock, including the net proceeds received upon a sale or other disposition thereof, may be subject to information reporting to the Internal Revenue Service ("IRS") and a possible 31 per cent. U.S. backup withholding tax. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Persons required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) in the case of U.S. persons and on Form W-8 (Certification of Foreign Status) in the case of non-U.S. persons. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of the holder, or refunded, provided that the required information is furnished to the IRS.

    UNITED KINGDOM TAX CONSEQUENCES OF THE SCHEME OF ARRANGEMENT

    The Directors have been advised by Clifford Chance that the principal U.K. tax consequences of the Transactions for Getty Shareholders who are U.K. residents are as set forth below.

    In the case of a Getty Shareholder who is not a U.K. resident, the Scheme of Arrangement will not have any U.K. tax consequences, provided that such Getty Shareholder does not conduct a trade in the United Kingdom through a branch or agency.

    The remaining discussion applies to Getty Shareholders who are U.K. residents. The exchange of Getty Ordinary Shares by Getty Shareholders in return for Getty Images Common Stock pursuant to the Scheme of Arrangement will not be treated as a disposal by such shareholders of their existing Getty Ordinary Shares for the purposes of U.K. taxation of capital gains. The tax basis of the Getty Images Common Stock to be received by such Getty Shareholder will be the same as the tax basis of the Getty Ordinary Shares surrendered in exchange therefor. The holding period of the Getty Images Common Stock received by such Getty Shareholder will be the same as the holding period of the Getty Ordinary Shares surrendered in exchange therefor.

    Clearance has been obtained from the U.K. Inland Revenue under section 138 of the U.K. Taxation of Chargeable Gains Act 1992 that the Board of the Inland Revenue is satisfied that the Transactions will be implemented for bona fide commercial reasons and not for tax avoidance purposes. A subsequent disposal of Getty Images Common Stock may give rise to a U.K. capital gains tax liability. Clearance has also been obtained from the U.K. Inland Revenue under section 707 of the U.K. Income and Corporation Taxes Act 1988 that section 703 of such Act does not apply in respect of the Transactions.

    The above summary of the U.K. taxation treatment of the Transactions is not exhaustive and, in particular, does not consider the position of any Getty Shareholder otherwise than for investment purposes or, except to the extent described in the first paragraph hereof, who is not a U.K. resident for tax purposes. If you are in any doubt as to your taxation position, you should consult your own professional adviser.

GETTY COMMUNICATIONS SHARE OPTION PLAN

    Under the Getty Communications Share Option Plan, as at 30 September 1997 Getty Communications Options were outstanding over 4,661,908 Getty Class A Ordinary Shares at prices between $5.00 and $10.97 per share equivalent to prices between $10.00 and $21.94 per Getty Communications ADS).

    Optionholders under the Getty Communications Share Option Plan will have the right to exercise their Getty Communications Options for a period of one month (or such longer period as the Board may permit) from the date they are notified that the Court has sanctioned the Scheme of Arrangement (irrespective of whether such options have vested at that time). If such optionholders do not exercise their options during such period, their options will lapse. A resolution will be proposed at the Extraordinary General Meeting to amend the Articles of Association of Getty Communications to ensure that any Getty Class A Ordinary Shares issued on the exercise of options after the Court Meeting and prior to the Record Date for the Scheme of Arrangement are bound by the Scheme. To ensure that any Getty Class A Ordinary Shares issued after such date can be exchanged for shares of Getty Images Common Stock a resolution will be proposed at the Extraordinary General Meeting which will amend the Articles of Association of Getty Communications to provide for the transfer of such Getty Class A Ordinary Shares in exchange for Getty Images Common Stock.

    Optionholders will also be offered the opportunity, as an alternative to exercising their options, to exchange their existing options over Getty Class A Ordinary Shares for new options over shares of Getty Images Common Stock. The new options will be over one share of Getty Images Common Stock for each two Getty Class A Ordinary Shares under option prior to the exchange, with the exercise price for each share of Getty Images Common Stock being the aggregate of the option price for the two Getty Class A Ordinary Shares formerly under option. The new options will vest on the same schedule as the existing options.

GETTY IMAGES INCENTIVE PLAN

    On or prior to the closing of the Transactions, the Getty Images Board will adopt the Getty Images Incentive Plan.

    Under the Getty Images Incentive Plan, the Getty Images Board will have the discretion to grant options with an exercise price equal to the market price of the Getty Images Common Stock at the date of the grant. The vesting of options will be at the discretion of the Getty Images Board, but it is currently expected that most options will vest on a schedule of 25 per cent. on the first anniversary of the date of the grant and then rateably each month over the next three years. Options will become exercisable to the extent vested and will lapse to the extent not exercised after the expiration of seven years from the date of the grant.

    The Getty Images Incentive Plan will provide for the grant of options to acquire - shares of Getty Images Common Stock to directors, employees and consultants of Getty Images and its subsidiaries, subject to adjustment following certain changes in Getty Images' stock capital, including a recapitalisation or rights issue. Under the Getty Images Incentive Plan, options are awarded by the Compensation Committee of the Getty Images Board at an exercise price and on a vesting schedule as described above. Generally, options awarded under the Getty Images Incentive Plan may not be exercised prior to vesting. Where, however, the optionholder ceases to be an employee (whether by reason of death or otherwise) the options may be exercised to the extent vested and, at the discretion of the Getty Images Board, to the extent not vested within twelve months of such optionholder ceasing to be an employee. Options granted under the Getty Images Incentive Plan are not transferable and may not be exercised except by the person to whom such options were granted. Options may not be granted under the Getty Images Incentive Plan after the tenth anniversary of its adoption.

    A U.K. Schedule to the Getty Images Share Option Plan will be established to allow the U.K. Inland Revenue approved options to be granted up to a maximum of L30,000 to U.K. directors and employees. Further details of the Getty Images Incentive Plan can be found at Appendix 2. A resolution will be proposed at the Extraordinary General Meeting to approve the Getty Images Incentive Plan.

    Pursuant to the Employment Agreements, each of Messrs. Getty, Torrance and Klein will be issued options over 500,000 shares of Getty Images Common Stock at Closing, vesting on a schedule of 25 per cent. one year after the Closing and rateably each of month thereafter over the following three years. For more details see "Related Agreements--The Employment Agreements" in the Prospectus. In addition, Getty Images currently intends to grant options over an aggregate of another 1,500,000 shares of Getty Images Common Stock to employees at or after Closing. All of such options will have an exercise price equal to the Average Trading Price of Getty Communication ADSs at Closing.

    THE BOARD OF GETTY COMMUNICATIONS RECOMMEND THAT THEIR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE GETTY IMAGES INCENTIVE PLAN.

BOARD STRUCTURE, DIRECTORS' INTERESTS AND EMPLOYEES

    BOARD OF DIRECTORS OF GETTY IMAGES FOLLOWING THE MERGER

    The Merger Agreement provides that the Getty Images Board will take all actions necessary to reconstitute the Getty Images Board as of the Effective Time of the Merger to consist of the following persons:

       DIRECTORS WHOSE TERMS SHALL EXPIRE AT THE FIRST ANNUAL MEETING OF STOCKHOLDERS AFTER THE EFFECTIVE TIME:

               Andrew Garb

               Anthony Stone

               James Bailey

               Director to be determined

       DIRECTORS WHOSE TERMS SHALL EXPIRE AT THE SECOND ANNUAL MEETING OF STOCKHOLDERS AFTER THE EFFECTIVE TIME:

               Manny Fernandez

               Christopher Sporborg

               Director to be determined

       DIRECTORS WHOSE TERMS SHALL EXPIRE AT THE THIRD ANNUAL MEETING OF STOCKHOLDERS AFTER THE EFFECTIVE TIME:

               Mark Getty

               Jonathan Klein

               Mark Torrance

    Mr. Torrance will propose to the Getty Images Board non-employees with appropriate industry experience to fill the two vacancies indicated above. The Getty Images Board will consider any proposed appointee in good faith. The directors to be determined may be appointed before, on or after the Effective Time of the Merger.

    The Merger Agreement also provides that the Getty Images Board will take all actions necessary (i) to establish an Executive Committee of the Getty Images Board as of the Effective Time of the Merger and to appoint Messrs. Getty, Klein and Torrance to such committee as of the Effective Time, and (ii) to appoint Messrs. Getty and Torrance as Co-Chairmen of the Getty Images Board as of the Effective Time of the Merger. It has also been agreed that Mr. Klein will be appointed Chief Executive Officer of Getty Images as of the Effective Time of the Merger.

    Getty Images intends to establish an audit committee (the initial members of which will be Messrs. Bailey, Garb and Sporborg) and a compensation committee the initial members of which will be Messrs. Bailey, Garb and Sporborg and one member of the Executive Committee).

    For biographical information on Messrs. Garb, Stone, Bailey, Fernandez, Sporborg, Getty and Klein, see "Getty Communications--Management of Getty Communications" in the Prospectus. For biographical information on Mr. Torrance see "PhotoDisc--Management of PhotoDisc" in the Prospectus.

    DIRECTORS' INTERESTS IN THE PROPOSALS

    The interests of the Directors and certain officers of Getty Communications (including their immediate families' interests) in the share capital of Getty Communications are set out in Appendix 2. Save as otherwise disclosed herein, the effect of the Scheme on the interests of the Directors is no different from its effect on the like interests of the other persons.

    In considering the Getty Communications Board's recommendations that the Getty Shareholders vote in favour of the Scheme of Arrangement, Getty Shareholders should be aware that certain significant shareholders and a number of executive officers of Getty Communications, including some officers who are also directors, have certain interest in the Transactions that are different from, or in addition to, the interests of the Getty Shareholders generally. The Getty Communications Board recognised such interests and determined that such interests neither supported nor detracted from the Transactions being in the best interests of the holders of Getty Ordinary Shares. The interests include the ownership of Getty Ordinary Shares and Options, the Employment Agreements with Messrs. Mark Getty and Jonathan Klein, the Stockholder's Agreement, the Registration Rights Agreement, the Getty Parties Shareholders Agreement and the the indemnification of Getty Investments. Getty Communications has applied for trademark protection for the names Getty Communications and Hulton Getty, and derivatives thereof (including the name "Getty Images") and the related logo (together, the "Getty Trademarks"). Getty Communications and Getty Investments had previously agreed that in the event that Getty Communications becomes controlled by a third party not affiliated with the Getty family, Getty Investments will have the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Trademarks. Upon such assignment, Getty Communications will have twelve months in which it will be permitted to continue to use the Getty Trademarks and thereafter will have to cease such use. Such agreement will continue, with appropriate amendments to the reflect the Transactions, following completion of the Transactions.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF GETTY COMMUNICATIONS AND
  STOCKHOLDERS OF GETTY IMAGES

    Your attention is drawn to pages 133 to 143 of the Prospectus which contains a detailed comparison of the rights of shareholders of Getty Ordinary Shares and stockholders of Getty Images.

NASDAQ QUOTATION

    One of the conditions to the consummation of the Transactions is that the shares of Getty Images Common Stock to be issued in the Transactions having been authorised for quotation on the Nasdaq National Market. Application was made for such authorisation on 1 December 1997 and was granted on [ ] December 1997. The trading symbol for the Getty Images Common Stock on the Nasdaq National Market is "GETY".

SHARE AND ADR CERTIFICATES

    Following completion of the Transactions, new share certificates representing shares of Getty Images Common Stock will automatically be sent to all holders of Getty Ordinary Shares. Each holder of any

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
Scheme Shares will be bound deliver to Getty Images the existing ordinary share certificates for his or her holding(s) thereof.

    For holders of Getty Communications ADSs, after the completion of the Transactions the Depositary will send each ADS Holder a notice informing such holders that the Getty Deposit Agreement will terminate 90 days after the Effective Time and instructing each such holder to surrender the Getty Communications ADRs evidencing their Getty Communications ADSs to the Depositary in exchange for the transfer of shares of Getty Images Common Stock. Upon receipt of such Getty Communications ADRs, the Depositary will transfer one share of Getty Images Common Stock for each Getty Communications ADS received. ADS Holders will not be charged any fees upon such surrender and exchange of Getty Communications ADSs for shares of Getty Images Common Stock. After the Effective Time, each Getty Communications ADR evidencing Getty Communications ADSs will represent only the right to receive the appropriate numbers of shares of Getty Images Common Stock in exchange therefor.

APPRAISAL/DISSENTER RIGHTS

    Holders of Getty Ordinary Shares will not have any appraisal, dissenter or other similar rights in connection with the Transactions, although they will have the right to raise objections at the Court Meeting, the Extraordinary General Meeting and at the Court hearing on 2 February 1998.

3.  MEETINGS, RESOLUTIONS AND ACTION TO BE TAKEN

COURT MEETING

    You will find set out on page [37] of this document the notice of the Court Meeting, which has been convened by order of the Court to enable the Public Scheme Shareholders to consider and, if thought fit, approve the Scheme of Arrangement.

    Voting at the Court Meeting will be on a poll and, accordingly, each Public Scheme Share will entitle the holder thereof present in person or by proxy to vote on each matter that may properly come before the Court Meeting. The Court Meeting will be held at 3:00 pm on [22] January 1998. Public Scheme Shareholders of record as of the date of the Court Meeting or any adjournment thereof will be eligible to vote at the Court Meeting.

    As of - 1997, the most recent practicable date prior to the publication of this document, there were - Public Scheme Shares outstanding. The Scheme of Arrangement requires the approval of a majority in number of the holders of the Public Scheme Shares present (in person or by proxy) at the Court Meeting, with such majority representing three-fourths or more in value of the votes attached to the Public Scheme Shares voted at the Court Meeting. In accordance with English law, holders of Public Scheme Shares do not have the opportunity to cast "abstentions" on the resolution to be proposed at the Court Meeting. In addition, broker non-votes (shares held by brokers as nominees for which voting instructions are not received from the beneficial owners and therefore are not voted) will not be considered as present and voting for the purposes of determining the voting results.

    YOU ARE, THEREFORE, URGED TO COMPLETE AND RETURN AS SOON AS POSSIBLE, AND IN ANY EVENT BY NOT LATER THAN 3.00 PM ON [20] JANUARY 1998, THE WHITE FORM OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON WHETHER OR NOT YOU INTEND TO ATTEND AND VOTE IN PERSON AT THE COURT MEETING. RETURNING THE WHITE FORM OF PROXY WILL NOT PRECLUDE YOU FROM ATTENDING AND VOTING IN PERSON AT THE COURT MEETING SHOULD YOU WISH TO DO SO. IF A PUBLIC SCHEME SHAREHOLDER ATTENDS AND VOTES IN PERSON AT THE COURT MEETING, THAT VOTE WILL CANCEL ANY PROXY PREVIOUSLY GIVEN. IN ADDITION, A PUBLIC SCHEME SHAREHOLDER GIVING A PROXY MAY REVOKE IT AT ANY TIME PRIOR TO THE FOREGOING DEADLINE BY GIVING A VALID PROXY BEARING A LATER DATE BEFORE SUCH DEADLINE OR BY GIVING SUCH PROXY TO THE CHAIRMAN OF THE COURT MEETING AT THAT MEETING.

    Upon the Scheme becoming effective, it will be binding on all Getty Shareholders, including those who did not vote, or who voted against it, or who could not be traced.

EXTRAORDINARY GENERAL MEETING

    In addition to the Court Meeting, an Extraordinary General Meeting of Getty Communications is being convened to enable Getty Communications Shareholders to consider and, if thought fit, approve the special and ordinary resolutions concerning various matters relating to the Scheme of Arrangement and the Merger. You will find the notice of the Extraordinary General Meeting set out on pages [38] to [40] of this document.

    Voting at the Extraordinary General Meeting will be on a poll and, accordingly, each Public Scheme Share will entitle the holder thereof present (in person or by proxy) to vote on each matter that may properly come before the Extraordinary General Meeting. The Extraordinary General Meeting will be held at
3.15 pm on [22] January 1998 (or as soon thereafter as the Court Meeting will have concluded or been adjourned). Public Scheme Shareholders of record as of the date of the Extraordinary General Meeting or any adjournment thereof will be eligible to vote at the Court Meeting.

    As of - 1997, the most recent practicable date prior to the publication of this document there were [38,317,226] Getty Ordinary Shares outstanding. The quorum for the Extraordinary General Meeting will be two or more persons holding Getty Ordinary Shares in person or by proxy. The Scheme of Arrangement requires the approval of 75 per cent. or more of the Public Scheme Shares voted at the Extraordinary General Meeting.

    In accordance with English law, holders of Getty Ordinary Shares do not have the opportunity to cast "abstentions" on the resolutions to be proposed at the Extraordinary General Meeting. In addition, broker non-votes will not be considered as present and voting for the purposes of determining the voting results.

    YOU ARE URGED TO COMPLETE AND RETURN AS SOON AS POSSIBLE, AND IN ANY EVENT BY NOT LATER THAN 3:15 PM ON 20 JANUARY 1998, THE BLUE FORM OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON WHETHER OR NOT YOU INTEND TO ATTEND AND VOTE IN PERSON AT THE EXTRAORDINARY GENERAL MEETING. RETURNING THE BLUE FORM OF PROXY WILL NOT PRECLUDE YOU FROM ATTENDING AND VOTING IN PERSON AT THE EXTRAORDINARY GENERAL MEETING SHOULD YOU WISH TO DO SO. IF A GETTY SHAREHOLDER ATTENDS AND VOTES IN PERSON AT THE EXTRAORDINARY GENERAL MEETING, THAT VOTE WILL CANCEL ANY PROXY VOTE PREVIOUSLY GIVEN. IN ADDITION, A GETTY SHAREHOLDER GIVING A PROXY MAY REVOKE IT AT ANY TIME PRIOR TO THE FOREGOING DEADLINE BY GIVING A VALID PROXY BEARING A LATER DATE BEFORE SUCH DEADLINE.

    The full text of the special resolution to be considered at the Extraordinary General Meeting is set out in the notice of Extraordinary General Meeting. The following is a summary of the resolutions;

(a) a special resolution to approve the Scheme of Arrangement (as set out in Resolution 1A);

(b) a special resolution to amend the existing Articles of Association of Getty Communications to provide that all Getty Ordinary Shares issued on or after the date of the Court Meeting will be bound by the Scheme of Arrangement (as set out in Resolutions 1B(i) and (ii) and 1(C)); and

(c) an ordinary resolution to approve the Getty Images Incentive Plan (as set out in Resolution 2).

ADS HOLDERS

    ADS Holders of record as of the close of business of [ - ] December 1997 are requested to complete and return to the Depositary the green form of proxy enclosed with this document. Pursuant to the Getty Deposit Agreement shares of Getty Class A Ordinary Shares represented by properly executed proxies received by the Depositary on or before [15] January 1998, unless such proxies have been revoked, will be voted by the Depositary in accordance with the instructions set forth on such proxies. If no instructions are indicated, such ADS Holder will be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by Getty Communications with respect to such Getty Class A Ordinary Shares represented by such holder's Getty Communications ADSs. The Getty Class A Ordinary Shares covered by such discretionary proxies will be voted to approve the Scheme of Arrangement.

    ADS Holders who wish to attend the Court Meeting or the Extraordinary General Meeting and to vote in person the Getty Class A Ordinary Shares represented by their Getty Communications ADS must, on or before [ - ] January 1998 and in accordance with the Getty Deposit Agreement, surrender their Getty Communications ADSs to the Depositary in exchange for the Getty Class A Ordinary Shares represented by such Getty Communications ADSs.

ARTICLES OF ASSOCIATION

    As a result of the Scheme of Arrangement, shareholders of Getty Communications will receive one share of Getty Images Common Stock for every two Getty Ordinary Shares held of record by such holders. Set out in "Comparison of Rights of Shareholders of Getty Communications and Stockholders of Getty Images" in the Prospectus is a summary of the material differences between the rights of shareholders of Getty Communications and the rights of stockholders of Getty Images arising from the difference between the corporate laws of England and the Delaware General Corporation Law, respectively, and the requirements of the governing instruments of the two companies.

PRESENCE OF AUDITORS AT THE MEETINGS

    Representatives of Getty Communications' auditors, Coopers & Lybrand, are expected to be present at the Court Meeting and the Extraordinary General Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions from Getty Shareholders.

4.  MISCELLANEOUS

SOLICITATION OF PROXIES

    This document, the accompanying covering letter, forms of proxy and the Prospectus are being posted by Getty Communications to Getty Shareholders in connection with the solicitation of proxies by Getty Communications for the Court Meeting and the Extraordinary General Meeting. The cost of soliciting proxies in the accompanying forms will be borne by Getty Communications. Getty Communications has not retained any independent soliciting agent. Proxies may be solicited in person or by telephone or telegram by the Directors, executive officers and employees of Getty Communications, who will not receive additional compensation for such activities.

    Upon request and in accordance with customary U.S. practice, brokers, nominees and other similar record holders will be requested to forward proxy solicitation material to beneficial owners and, upon request and to the extent in accordance with customary practice, will be reimbursed by Getty Communications for their out-of-pocket expenses.

FURTHER INFORMATION

    Your attention is drawn to the additional information set out in the Appendices to this document, which form part of this Explanatory Statement, and to the accompanying Prospectus.

Yours faithfully
For and on behalf of
BT ALEX. BROWN INTERNATIONAL, A DIVISION OF BANKERS TRUST INTERNATIONAL PLC

                                   APPENDIX 1
               CONDITIONS OF THE SCHEME AND THE MERGER AGREEMENT

    The obligations of Getty Images, PhotoDisc and Merger Sub to effect the Merger, and the obligations of Getty Images and Getty Communications to effect the Scheme of Arrangement, are subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of various conditions, which include, in addition to other customary closing conditions, the following:

 (i) Getty Communications having obtained all approvals of the Getty Shareholders required to approve the Merger Agreement and all the transactions contemplated thereby, including the Scheme of Arrangement;

 (ii) PhotoDisc having obtained all approvals of the PhotoDisc Stockholders required to approve the Merger Agreement and all transactions contemplated thereby;

 (iii) the Court having sanctioned the Scheme of Arrangement and Getty Communications having delivered an office copy of the order of the Court to the Registrar of Companies of England and Wales for registration;

 (iv) the Getty Images Common Stock to be issued in the Transactions having been authorised for quotation on the Nasdaq National Market;

 (v) the waiting period applicable to the Merger under the HSR Act having expired or been terminated;

 (vi) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order, and all state securities or "blue sky" authorisations necessary to carry out the transactions contemplated by the Merger Agreement having been obtained and being in full force and effect;

 (vii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction being in effect and having the effect of making the Merger or the Scheme of Arrangement illegal or otherwise prohibiting consummation of the Merger or the Scheme of Arrangement;

(viii) no pending or overtly threatened suit, action, investigation or proceeding to which a governmental entity is a party

    (a) seeking to restrain or prohibit the consummation of the Merger, the Scheme of Arrangement or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from Getty Images, Getty Communications, PhotoDisc or Merger Sub or any of their respective subsidiaries any damages that are material in relation to Getty Communications and its subsidiaries, or to PhotoDisc and its subsidiaries,

    (b) seeking to prohibit or limit the ownership or operation by Getty Images, Getty Communications, PhotoDisc or Merger Sub or any of their respective subsidiaries of any material portion of the business or assets of Getty Communications and its subsidiaries, or PhotoDisc and its subsidiaries, or seeking to require such parties to dispose of or hold separate any material portion of the business or assets of Getty Communications and its subsidiaries, or PhotoDisc and its subsidiaries, as a result of the Transactions or any of the other transactions contemplated by the Merger Agreement,

    (c) seeking to prohibit Getty Images or any of its subsidiaries from effectively controlling in any material respect the business or operations of Getty Communications and its subsidiaries or PhotoDisc and its subsidiaries, or

    (d) which otherwise could have a Material Adverse Effect (as defined below) on either Getty Images, Getty Communications or PhotoDisc;

 (ix) the Getty Images Incentive Plan having been adopted in accordance with the Merger Agreement;

 (x) the Getty Images Board as of the Effective Time having been reconstituted in accordance with the Merger Agreement;

 (xi) each of Getty Images, PDI, Mr. Mark Torrance, Getty Investments, Mr. Mark Getty, Mr. Jonathan Klein, the October 1993 Trust and Crediton Limited having entered into the Stockholders' Agreement;

 (xii) Getty Images having entered into the Registration Rights Agreements, one with PDI and Mr. Torrance and one with Getty Investments;

(xiii) each of Messrs. Getty, Klein and Torrance having entered into his respective Employment Agreement with Getty Images; and

 (xiv) the Effective Time of the Transactions occurring simultaneously.

    In addition, the obligations of PhotoDisc, on the one hand, and Getty Images and Getty Communications, on the other hand, to effect the Merger or the Scheme of Arrangement are subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of each of the following additional conditions, among others:

 (i) the representations and warranties of the other parties to the Merger Agreement contained in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of the other parties to the Merger Agreement contained in the Merger Agreement that are not qualified as to materiality being true and correct in all material respects as of the date of the Merger Agreement and as of the date of the Closing (the "CLOSING DATE") as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date) and such party having received a certificate signed on behalf of the other parties by the chairman and chief executive officer of the other parties to such effect;

 (ii) the other parties to the Merger Agreement having performed or complied in all material respects with all agreements and covenants required to be performed by them under the Merger Agreement at or prior to the Closing Date, and such parties having received a certificate of the chairman and chief executive officer of the other parties to such effect;

 (iii) no event having occurred, or which reasonably could be expected to occur, which, individually or in the aggregate, has or which reasonably could be expected to have a Material Adverse Effect on the other party;

 (iv) such party having received the opinion of its counsel stating that

    (a) the Merger or the Scheme of Arrangement, as the case may be, will be treated for United States federal income tax purposes as a reorganisation within the meaning of Section 368(a) of the Internal Revenue Code of 1986 ("the CODE"),

    (b) the other parties to the Merger Agreement will be a party to that reorganisation within the meaning of Section 368(b) of the Code, and

    (c) no gain or loss will be recognised on the exchange of such party's capital stock for the Merger Consideration or shares of Getty Images Common Stock, as the case may be, except that gain, if any, will be recognised to the extent of the Cash Consideration received by PhotoDisc Common Shareholders, which opinion will be dated on or about the date that is two business days prior to the Closing Date and which will not have been withdrawn or modified in any material respect as of the Closing Date; and

 (v) such party having received from the other parties' counsel a legal opinion, addressed to such party and dated the Closing Date, in form and substance reasonably satisfactory to such party.

    The obligations of Getty Images and Getty Communications to effect the Scheme of Arrangement is subject to the satisfaction or waiver (where permissible), on or prior to the Effective Time, of each of the following additional conditions, among others:

 (i)(a) the Stockholders' Transaction Agreement being in full force and effect and no Principal Stockholder being in breach of or default under any material term of the Stockholders' Transaction Agreement;

    (b) the representations and warranties of each Principal Stockholder contained in the Stockholders' Transaction Agreement that are qualified as to materiality being true and correct, and the representations and warranties of each Principal Shareholder contained in the Stockholders' Transaction Agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date), and Getty Communications having received certificates to such effect signed by or on behalf of each Principal Stockholder; and

    (c) each Principal Shareholder having performed or complied in all material respects with all agreements and covenants required to be performed by it under the Stockholders' Transaction Agreement at or prior to the Closing Date, and Getty Communications having received certificates to such effect signed by or on behalf of each Principal Shareholder;

 (ii) the Escrow Agreement having been executed and delivered by all of the Principal Shareholders, and being in full force and effect, and no party thereto being in material breach of or default under the Escrow Agreement; and

 (iii) Getty Communications having received the resignations, effective as of the Closing, of all the directors and officers of PhotoDisc and each its subsidiaries, except for such persons as will have been designated in writing prior to the Closing by Getty Communications to PhotoDisc.

    "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on a party, its subsidiaries or their businesses that, individually or in the aggregate with any other circumstances, changes in or effects on such party, its subsidiaries or their businesses, is, or reasonably could be expected to be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole.

    Getty Communications and Getty Images have agreed that they will not proceed with the Scheme of Arrangement unless on or before the Business Day prior to the date on which the Court is due to consider the sanction of the Scheme, Getty Communications and Getty Images have confirmed in writing to each other that the conditions set out above either been satisfied or waived (where permissible) by it.

                                   APPENDIX 2
                              GENERAL INFORMATION

1.  OWNERSHIP OF GETTY ORDINARY SHARES

    The following table sets out certain information regarding beneficial ownership of the Getty Ordinary Shares as at 30 September, 1997 with respect to
(i) any person known to Getty Communications to be the owner of more than ten percent of the Getty Class A Ordinary Shares or Getty Class B Ordinary Shares and (ii) all directors and officers named in the Prospectus under "Management of Getty Communications" as a group.

                                                                    GETTY ORDINARY SHARES
                                                                      BENEFICIALLY OWNED
                                                                ------------------------------
                                                                                                 PERCENT OF     PERCENT OF
                                                                    NUMBER OF        PERCENT    ISSUED SHARE   TOTAL VOTING
BENEFICIAL OWNER                                                     SHARES         OF CLASS       CAPITAL       POWER(1)
--------------------------------------------------------------  -----------------  -----------  -------------  -------------
Getty Class B Ordinary Shares(2):
  Getty Investments(3)........................................      10,954,210           81.4%         28.6%          69.0%
  October 1993 Trust(4).......................................       1,245,204            9.3           3.3            7.8
  Crediton Limited(5).........................................       1,245,204            9.3           3.3            7.8

Getty Class A Ordinary Shares:
  Carlton(6)..................................................       3,738,762           15.6           9.8            2.4
  Getty Investments...........................................       2,089,882            8.6           5.5            1.3

Directors and officers as a group; Getty Class A Ordinary and
  Getty Class B Ordinary Shares...............................       8,262,716         --              21.6           19.3

------------------------------

(1) The percentage of total voting power has been calculated by aggregating the voting rights of all Getty Class A Ordinary Shares and Getty Class B Ordinary Shares outstanding. Pursuant to the shareholders' agreement between the holders of the Getty Class B Ordinary Shares, Getty Investments, the October 1993 Trust and Crediton in relation to their ownership of such shares (such agreement, as amended being the "GETTY PARTIES SHAREHOLDERS' AGREEMENT"), Getty Investments has the power to direct the voting of all of the Getty Class B Ordinary Shares.

(2) Each Getty Class B Ordinary Share entitles its holder on a poll to ten votes on matters submitted to a vote of holders of Getty Ordinary Shares and is convertible into one Getty Class A Ordinary Share in certain circumstances.

(3) For a description of the membership interests in Getty Investments and the manner in which the shares held by Getty Investments are voted, see "Getty Images--Certain Related Party Transactions--Getty Investments Company Agreement" in the Prospectus.

(4) The October 1993 Trust is a trust established by Mr. Mark Getty of which he and his immediate family are the beneficiaries. The Getty Class B Ordinary Shares held by the October 1993 Trust are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement" in the Prospectus). Mr. Getty also holds options with respect to 1,847,970 Getty Class A Ordinary Shares.

(5) Crediton Limited is a company of which the sole beneficiary is Mr. Jonathan Klein. The Getty Class B Ordinary Shares held by Crediton Limited are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement" in the Prospectus). Mr. Klein also holds options with respect to 1,847,970 Getty Class A Ordinary Shares.

(6) Under the terms of the subscription agreement dated 10 December 1996, Getty Communications agreed to use all reasonable efforts to co-operate with Carlton to increase the total interest of Carlton to 20 per cent. of the total issued Getty Ordinary Shares. Carlton and Getty Communications have agreed to terminate such agreement in connection with the Transactions. Carlton currently owns approximately 10 per cent. of the issued Getty Ordinary Shares.

2. EXPECTED STOCK OWNERSHIP OF DIRECTORS AND FIVE PER CENT. OF ANY CLASS OF STOCKHOLDERS OF GETTY IMAGES FOLLOWING THE MERGER

    It is anticipated that, after giving effect to the Transactions (and assuming that the Average Trading Price of Getty Communications ADSs at Closing is $14.34 and the other assumptions described in "Unaudited Condensed Pro Forma Consolidated Financial Information" in the Prospectus), approximately 26.9 million shares of Getty Images Common Stock will be outstanding and approximately 7.0 million additional shares of Getty Images Common Stock will be reserved for issuance upon the exercise of options.

    The following table sets forth certain information regarding the expected beneficial ownership of shares of Getty Images Common Stock following the Transactions (i) by each person expected by Getty Images to own beneficially more than five per cent. of the then outstanding shares of Getty Images Common Stock, (ii) by each director of Getty Images named on page 21 of this document
and           .

                                                                           SHARES BENEFICIALLY OWNED(1)
                                                                           ----------------------------
                                                                            NUMBER OF    PER CENT. OF
                                                                             SHARES        CLASS(2)
                                                                           -----------  ---------------
Getty Investments .L.L.C.(3).............................................   6,522,046        24.2   %
PDI, L.L.C.(4)                                                              5,483,767        20.4
Mark Torrance(5).........................................................   5,516,996        20.5
Wade Torrance(6).........................................................   2,446,097         9.1
Carlton Communications BV(7).............................................   1,869,381         6.9
Mark H Getty(8)..........................................................   1,546,587         5.6
Jonathan D Klein(9)......................................................   1,546,587         5.6
Andrew Garb..............................................................      10,000          *
Anthony Stone............................................................     130,019          *
James Bailey.............................................................           0          *
Manny Fernandez(10)......................................................      20,000          *
Christopher Sporborg.....................................................         800          *
Lawrence J. Gould(11)....................................................     255,035          *

------------------------------

  * Less than one per cent. of the outstanding shares of Getty Images Common
    Stock

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares subject to options held by that person that are currently exercisable within 60 days of the Closing are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentageage ownership of each other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to Getty Images' knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Getty Images Common Stock shown as beneficially owned by such shareholder.

 (2) Applicable percentage of ownership for each stockholder is based on 26,939,190 shares of Getty Images Common Stock which will be outstanding as of the Closing plus the number of options, with respect to Getty Images Common Stock owned by such person.

 (3) The address of Getty Investments is 1325 Airmotive Way, Suite 262, Reno, Nevada 89502.

 (4) PDI, L.L.C. is a Washington limited liability company formed on 31 October 1996 with five members: Mr. Mark Torrance, Ms. Wade Torrance and three trusts established for the benefit of their children. Mr. Mark Torrance, who will be Co-Chairman of Getty Images upon the Closing of the Transactions, is manager of PDI and has sole voting power with respect to the shares held by PDI and disclaims beneficial ownership of 2,438,165 shares held by PDI in which he has no pecuniary interest. PDI is a party to certain of the agreements related to the Transactions, including the Stockholders' Transaction Agreement and the PhotoDisc Voting Agreement, and has agreed to appoint Getty Images as PDI's lawful attorney and proxy to vote shares of PhotoDisc Common Stock held by PDI in favour of the Transactions (See "The Related Agreements" and "The Special Meeting of PhotoDisc Shareholders--Voting at the PhotoDisc Special Meeting" in the Prospectus). The address for PDI is 2013 Fourth Avenue, Seattle, Washington 98121.

 (5) Mr. Torrance has sole voting power with respect to the shares held by PDI, and disclaims beneficial ownership of 2,438,165 shares held by PDI in which he has no pecuniary interest. See Note 4. Mr. Torrance's address is 2013 Fourth Avenue, Seattle, Washington, 98121.

 (6) Represents 2,438,165 shares of Getty Images Common Stock held by PDI. Ms. Torrance's address is The Highlands, Seattle, Washington 98117.

 (7) The address of Carlton is Vossenbeemd 51, PO Box 3055, NL, 5700 JD Helmond, The Netherlands.

 (8) Includes 923,985 shares of Getty Images Common Stock issuable upon exercise of outstanding options and 622,602 shares held by the October 1993 Trust, a trust established by Mr. Mark Getty of which he and his immediate family are the beneficiaries. The Getty Images Common Stock held by the October 1993 Trust are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement" in the Prospectus).

 (9) Includes 923,985 shares of Getty Images Common Stock issuable upon exercise of outstanding options and 622,602 shares held by Crediton Limited, owned by a Company of which the sole beneficiary is by Mr. Jonathan Klein. The Getty Images Common

     Stock held by Crediton Limited are subject to the Getty Parties Shareholders' Agreement and are voted as directed by Getty Investments (see "Getty Images--Certain Related Party Transactions--Getty Parties Shareholders' Agreement" in the Prospectus).

(10) Represents 20,000 shares of Getty Images Common Stock issuable upon exercise of outstanding options.

(11) Includes 36,250 shares of Getty Images Common Stock issuable upon exercise of outstanding options.

3.  EMPLOYMENT AGREEMENTS

    One of the conditions to the consummation of the Transactions, Employment Agreements will be entered into with the Executives having certain principal terms defined in the Merger Agreement. Mr. Getty will be employed by Getty Communications and will be appointed Co-Chairman of Getty Images. Mr Torrance will be employed by Getty Images and will be appointed Co-Chairman of Getty Images. Mr. Klein will be employed by Getty Communications in respect of his services to be performed inside the United Kingdom. Getty Images will enter into a consultancy agreement with Crediton Limited pursuant to which Crediton will make Mr. Klein's services available to Getty Images outside the United Kingdom. Mr. Klein will be appointed Chief Executive Officer of Getty Images.

    Each Employment Agreement will have an initial minimum period of two years commencing as of the closing of the Transactions, continuing thereafter until the earlier of the termination of such agreement by either party with 12 months' prior notice not to expire before the third anniversary of the Employment Agreement. The remuneration per annum to the Executives will be as follows: Mr. Getty, $275,000; Mr. Torrance, $275,000; and Mr. Klein, payments to him in respect of his contract for Getty Communications for his United Kingdom services and to Crediton Limited in respect of his services provided to Getty Images outside the United Kingdom under the Getty Images' consultancy agreement with Crediton Limited totalling $325,000. The remuneration to each Executive (and to Crediton Limited) will be reviewed annually on or about March 1 of each year and adjusted upwards in line with market equivalents. In addition, Mr. Getty and Mr. Torrance will be eligible to receive bonuses of up to 50 percent of their remuneration subject to the achievement of certain performance targets set by the Getty Images Board, and Mr. Klein (and Crediton Limited) will be eligible to receive a bonus of up to 60 percent of remuneration subject to the achievement of certain performance targets set by the Getty Images Board. The compensation package of each Executive will also include (i) options over 75,000 shares of Getty Images Common Stock issued at Closing (50,000 in the case of Mr. Torrance and, in the case of Mr. Klein, such options may be issued in whole or in part to Crediton Limited in respect of the provision of Mr. Klein's services to Getty Images outside the United Kingdom), exercisable at the closing price of Getty Communications ADSs on the Nasdaq National Market on the date of Closing and fully vesting one year after the Closing and (ii) options over 500,000 shares of Getty Images Common Stock issued at Closing (in the case of Mr. Klein, these options being issued partly to Mr. Klein and partly to Crediton Limited in respect of the provision of Mr. Klein's services to Getty Images outside the United Kingdom), exercisable at the closing price of Getty Communications ADSs on the Nasdaq National Market on the date of closing and vesting on a schedule of 25 percent one year after the Closing and ratably each month thereafter over the following three years.

    Upon the termination of employment by Getty Images of any of the Executives (and the consultancy agreement with Crediton Limited), other than for Cause (as defined below) or by reason of his voluntary resignation for Good Reason (as defined below), such Executive (and Crediton Limited under the consultancy agreement) will receive a lump sum payment equal to the unpaid remuneration and maximum bonuses over the remainder of the term of the contract. In addition, except in respect of a termination for Cause, each Executive will be entitled to retain all options as if he remained an employee but with vesting accelerated so that all options become fully vested. On a termination for Cause, each Executive will be entitled to retain only the options vested to the date of termination. "Cause" is defined as (i) willful, material and repeated non-performance of such Executive's duties (other than by reason of physical or mental illness) after notice from the Getty Images Board of such failure and the Executive's non-performance and continued, willful, material and repeated nonperformance after such notice; (ii) the indictment of such Executive for a felony offence;
(iii) the commission by the Executive of fraud against the Group or any other action that is injurious to the reputation of the Group or ability of the Executive to perform his duties or; (iv) any other material breach of any material term of such Executive's Employment Agreement; or (v) the Executive is personally bankrupt. "Good Reason" is defined as (i) an adverse and material change to such Executive's duties, titles or reporting responsibilities; (ii) a material breach by Getty Images of any term of such Executive's Employment Agreement; (iii) a reduction in such Executive's salary or bonus opportunity or Getty Images' failure to pay such Executive any material amount of compensation when due; (iv) failure to be nominated for re-election to the Board; or (v) a relocation of such Executive's principal business location without his prior written consent.

4.  LITIGATION

    On 18 September 1997, Digital Stock Corporation, a California corporation ("DIGITAL STOCK") and two directors and shareholders of Digital Stock, filed a compliant in United States District Court for the Southern District of California against Getty Communications, Mark Getty and Jonathan Klein alleging, among other things, breach of contract, fraud and misappropriation of trade secrets by Getty Communications in connection with discussions regarding a potential acquisition of Digital Stock by Getty Communications. The complaint seeks, among other things, unspecified compensatory damages, punitive damages and costs and an injunction prohibiting the defendants from using or disclosing trade secrets and confidential information of Digital Stock. Getty Communications filed a motion to dismiss certain of the claims on 26 November 1997. On 24 November 1997 Getty Communications received a motion filed by the plaintiffs for a preliminary injunction seeking, among other things, to enjoin the defendants from disclosing, transferring or using confidential information and/or of trade secrets of Digital Stock and to enjoin the defendants from merging with or acquiring PhotoDisc. A hearing on the preliminary injunction motion was held on 22 December 1997.

    Getty Communications believes that the claims are without merit, denies the allegations contained in the complaint and intends to defend vigorously against the action. Getty Communications believes that the action will not have a material adverse effect on its consolidated financial position or results of operations or on completion of the Transactions (see "Getty Communications Legal Proceedings" in the Prospectus).

    Other than as set out above, neither Getty Communications nor any other member of the Getty Communications Group has been engaged in any legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the Getty Communications Group's financial position, nor are any such proceedings pending or threatened.

5.  GETTY IMAGES INCENTIVE PLAN

    THE BOARDS OF DIRECTORS OF GETTY COMMUNICATIONS AND PHOTODISC, INC. HAVE UNANIMOUSLY RECOMMENDED THE GETTY IMAGES INCENTIVE PLAN FOR APPROVAL BY THEIR RESPECTIVE SHAREHOLDERS.

    The Getty Images 1998 Stock Incentive Plan was authorised by the Getty
Communications Board on   -  December 1997, and by the Board of Directors of
PhotoDisc, Inc. on   -  December 1997 and is subject to approval by their
respective shareholders. A copy of the Getty Images Incentive Plan has been filed as an exhibit to the Registration Statement and the following summary is qualified in its entirety by reference thereto.

    PURPOSES AND ELIGIBILITY

    The purposes of the Getty Images Incentive Plan are to attract, retain and motivate officers and other key employees and consultants of Getty Images and its subsidiaries, to compensate them for their contributions to the growth and profits of Getty Images and to encourage ownership by them of stock of Getty Images. The Getty Images Incentive Plan authorises the issuance of incentive and non-qualified stock options ("OPTIONS") as well as other equity-based compensation awards, such as stock appreciation rights, stock awards and performance share awards (collectively with Options, "Awards"). It is presently contemplated that the Compensation Committee will grant solely Options under the Getty Images Incentive Plan. to such individuals (referred to in the Getty
Images Incentive Plan as "ELIGIBLE INDIVIDUALS"). As of   -  December 1997,
Getty Images estimates that there will be approximately   -  Eligible
Individuals.

    SHARES AVAILABLE UNDER THE GETTY IMAGES INCENTIVE PLAN

    An aggregate of   -  shares of Getty Images Common Stock are authorised for
issuance under the Getty Images Incentive Plan, which amount will be proportionately adjusted in the event of certain changes in Getty Images' capitalisation, a merger, or a similar transaction. Such shares may be treasury shares or newly issued shares or a combination thereof.

    In addition to this overall limit, in accordance with the requirements of
Section 422 of the Internal Revenue Code of 1986 (the "Code"), the Getty Images Incentive Plan limits the number of shares that may be subject to incentive
stock options to   -  shares. In accordance with the requirements of the
regulations under Section 162(m) of the Code, the Getty Images Incentive Plan limits the number of shares that may be granted to an individual participant in
any fiscal year of Getty Images to   -  shares.

    ADMINISTRATION

    The Compensation Committee or other committee appointed by the Board of Getty Images (the "COMMITTEE") will administer the Getty Images Incentive Plan, approve the Eligible Individuals who will receive Awards, determine the form and terms of the Awards and have the power to fix and accelerate vesting periods. Subject to certain limitations, the Committee may from time to time delegate some or all of its authority to an administrator consisting of one or more members of the Committee or one or more officers of Getty Images.

    AWARDS--GENERAL. The Getty Images Incentive Plan authorizes a broad array of Awards based on Getty Images' Common Stock, including (i) stock awards consisting of one or more shares of Common Stock granted or offered for sale to eligible individuals ("STOCK AWARDS"), (ii) Options, (iii) stock appreciation rights ("SARS"), which may be granted in tandem with or independently of Options, (iv) conditional awards which may be earned upon the satisfaction of certain specified performance criteria ("PERFORMANCE SHARE AWARDS") and (v) other forms of equity-based or equity-related awards which the Committee determines to be consistent with the purposes of the Getty Images Incentive Plan and the interests of Getty Images ("OTHER AWARDS"). Such Other Awards may also include cash payments which may be based on one or more criteria determined by the Committee which are unrelated to the value of Getty Images' Common Stock.

    The vesting, exercisability and other terms applicable to an Award will be determined by the Committee. The Committee may accelerate the vesting or payment of any Award, the date on which any Award first becomes exercisable or the lapse of restrictions on any Award. The Committee will also have full authority to determine the effect, if any, that a participant's termination of employment will have on the vesting, payment, lapse of restrictions or exercisability applicable to an outstanding Award.

    Getty Images may require a participant to pay a sum to Getty Images as may be necessary to cover any taxes or other charges imposed on Getty Images with respect to property or income received by a participant pursuant to the Getty Images Incentive Plan.

    No Options shall be granted under the Getty Images Incentive Plan after the tenth anniversary of the date on which the Getty Images Incentive Plan is approved by the shareholders of Getty Communications and PhotoDisc.

    OPTIONS

    An award of Options may consist of either nonqualified stock options or incentive stock options. An Option entitles the participant to acquire a specified number of shares of Getty Images Common Stock at an exercise price determined by the Committee, which generally may not be less than the fair market value of the shares on the date of grant in the case of incentive stock options. The exercise price may be paid in cash or previously owned stock or a combination thereof and, if the terms of the Option so provide, in whole or in part through the withholding of shares of Getty Images Common Stock subject to the Option with a value equal to the exercise price. In addition, the Company has authorised a "cashless exercise" procedure that affords participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of an Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the Option. Options expire no later than ten years from the date of grant.

    AWARDS--STOCK APPRECIATION RIGHTS. Recipients of SARs are entitled to receive an amount, if any, equal to the fair market value of a share of Common Stock on the date of exercise over the SAR exercise price specified in the applicable award agreement. At the discretion of the Committee, payments to a participant upon exercise of an SAR may be made in shares, cash or a combination thereof. An SAR may be granted alone or in addition to other Awards, or in tandem with a Stock Option.

    AWARDS--STOCK AWARDS. Recipients of Stock Awards are entitled to exercise voting rights and receive dividends with respect to the shares of Common Stock underlying such Awards upon receipt of such Awards.

    AWARDS--PERFORMANCE SHARE AWARDS. A Performance Share Award will entitle a participant to receive a specified number of shares, an equivalent amount of cash or in a combination thereof upon satisfaction of certain specified performance criteria. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at another time determined by the Committee.

    AWARDS TO SECTION 162(M) OFFICERS. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company, as determined pursuant to the rules of the SEC, unless the payments are made under qualifying performance-based plans and upon the attainment of certain performance goals. The Getty Images Incentive Plan contains special provisions that are intended to enable the Committee, if it so chooses, to make Awards to officers who are subject to Section 162(m) of the Code ("SECTION 162(M) OFFICERS") that will qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code. Section 162(m) Awards may consist of Stock Options, SARs, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable performance period of specified performance targets related to designated performance goals for such period selected by the Committee. Performance goals will be selected from among the following performance criteria: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets,
(v) earnings per shares, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and
(xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

    In addition to the foregoing, the Committee may also grant Section 162(m) Officers Stock Options or SARs which may, pursuant to the regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to the foregoing.

    CHANGE IN CONTROL

    In the event if a Change of Control of Getty Images (as defined in the Getty Images Incentive Plan), except as the Committee otherwise determines, all outstanding Options and SARs will become fully exercisable, all restrictions and conditions of all outstanding Stock Awards will lapse, all Performance Share Awards will be deemed to have been fully earned, and, in the case of a Change of Control in which Getty Images does not survive or becomes a wholly owned subsidiary of another corporation, outstanding Options that are not exercised as of the date of the Change of Control will be converted into options to purchase common stock of the acquiror.

    AMENDMENT OF THE GETTY IMAGES INCENTIVE PLAN

    The Board or Committee may amend or terminate the Getty Images Incentive Plan at any time, except that shareholder approval is required to increase the maximum number of shares issuable thereunder. No amendment or termination may adversely affect a participant's rights with respect to previously granted Awards without his or her consent.

    U.K. SCHEDULE TO THE GETTY IMAGES INCENTIVE PLAN

    A U.K. schedule to the Getty Images Incentive Plan (the "U.K. SCHEDULE") will be established, subject to obtaining approval from the U.K. Inland Revenue. Under the U.K. Schedule, the first L30,000 of Options that are granted to participants who are tax residents of the U.K. will be tax approved. In general, the provisions of the 1997 Plan will apply to Options that are granted under the U.K. Schedule, subject to certain amendments that are required by U.K. tax legislation in order to enable the Options to receive favorable tax status. The principal amendments to the Getty Images Incentive Plan effected by the U.K. Schedule are as follows. Options granted under the U.K. Schedule may only be granted to employees or full-time directors, but not consultants. No person may be granted or exercise an Option that was granted under the U.K. Schedule if he has a "material interest" in Getty Images, which is broadly defined as owning 10 percent or more of the company. Participants under the U.K. Schedule who terminate employment due to retirement or disability will be able to continue to hold their Options until they are able to receive favorable tax treatment on exercise of their Options. In the event of a change of control all outstanding options will become fully exercisable for one month (or such longer period as the Committee may permit) and shall thereafter lapse. In addition, any adjustments to the Options in the event of a change in capitalization or any amendment to the U.K. Schedule or any Option granted thereunder will require approval of the U.K. Inland Revenue.

    NEW PLAN BENEFITS

    Options to be granted under the Getty Images Incentive Plan will be authorised by the Committee in its sole discretion. For this reason, it is not possible to presently determine the benefits or amounts that will be received by any particular employees or group of employees in the future. However, pursuant to the terms of the Employment Agreements, Getty Images has agreed to grant Options to the following individuals at the market price of Getty Images Common Stock on the Closing Date. In addition, Getty Images currently intends to grant Options over an aggregate of another 1,500,000 shares of Getty Images Common Stock at or after Closing at an exercise price equal to the Average Trading Price of Getty Communications ADSs at Closing.

NAME AND POSITION                                                               NUMBER OF OPTIONS
------------------------------------------------------------------------------  ------------------
Mark Getty, Co-Chairman.......................................................        [575,000
Mark Torrance, Co-Chairman....................................................         550,000
Jonathan Klein, Group Chief Executive.........................................         575,000
[Others]......................................................................       1,500,000
Executive Officers as a group.................................................       2,700,000]

US FEDERAL INCOME TAX CONSEQUENCES

    NON-QUALIFIED STOCK OPTIONS

    The grant of a non-qualified stock option will not result in the recognition of taxable income by the participant or in a deduction to Getty Images. Upon exercise, a participant will recognise ordinary income and in an amount equal to the excess of the fair market value of the Getty Images Common Stock purchased over the exercise price. Getty Images is required to withhold tax on the amount of income so recognised, and a tax deduction is allowable equal to the amount of such income (subject to the satisfaction of certain conditions in the case of Options exercised by Section 162(m) Officers). Gain or loss upon a subsequent sale of any Getty Images Common Stock received upon the exercise of a non-qualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

    INCENTIVE STOCK OPTIONS

    Upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Code, no income will be realised by the participant for federal income tax purposes and Getty Images will not be entitled to any deduction. However, the excess of the fair market value of the Getty Images Common Stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares of Getty Images Common Stock are not disposed of within the one-year period beginning on the date of the transfer of such shares to the participant, nor within the two-year period beginning on the grant of the Option, any profit realised by the participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to Getty Images. If the shares of Getty Images Common Stock are disposed of within the one-year period from the date of transfer of such shares to the participant or within the two-year period from the date of grant of the Option, the excess of the fair market value of the shares upon the shares upon the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the participant at the time of disposition, and a corresponding deduction will be allowable. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant. If an Option intended to qualify as an incentive stock option is exercised by a person who was not continually employed by Getty Images or certain of its affiliates from the date of grant of such Option to a date not more than three months prior to such exercise (or one year if such person is disabled), then such Option will not qualify as an incentive stock option and will instead be taxed as a non qualified stock option, as described above.

U.K. TAX CONSEQUENCES

    Note that the following discussion only applies to persons who are resident for tax purposes in the United Kingdom. A participant will be exempt from tax on the exercise of an Option under the U.K. Schedule if: (i) the Option is exercised at least three years after its grant, and (ii) it is exercised at least three years after the last time the participant exercised an Option under the U.K. Schedule (or any other Inland Revenue approved executive share option scheme) in circumstances in which he obtained tax relief, and (iii) the Inland Revenue approval of the U.K. Schedule is still in force. If the participant later sells his shares and receives more for them than the price he paid for them, his gain may be subject to capital gains tax at the same rate as his highest rate of income tax, but this will not be the case unless his total taxable gains during the tax year in which he sells the shares are greater than the amount of the annual exemption (which for 1997/1998 is L6,500).

    If the above conditions are not satisfied, on the exercise of an Option granted under the U.K. Schedule or the Option being exercised was granted under the 1997 Plan, the Participant will be charged to income tax on (broadly speaking) the difference between the market value of the shares in respect of which his Option is exercise and the amount paid by him for them. In the case of Options granted under the U.K. Schedule, he will be liable to account for tax under the new self-assessment rules. In the case of Options granted under the 1997 Plan, his employing company will have to account to the Inland Revenue for the income tax and employees' social security contribution payable and the participant will be required to reimburse his employing company at the time of exercise. If the participant later sells his shares, his gain for the purposes of capital gains tax will be taken as the difference between the amount he receives for them and their value at the time of exercise of his Option.

    THE GETTY COMMUNICATIONS BOARD RECOMMENDS THAT THE GETTY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE GETTY IMAGES INCENTIVE PLAN.

6.  DOCUMENTS FOR INSPECTION AND AVAILABLE INFORMATION

(a) Copies of the following documents will be available for inspection during usual business hours on any week day (Saturdays, Sundays and public holidays excepted) at the offices of Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ in each case to which ever is the earlier of the Effective Date and the date on which the Scheme lapses:

    (i) the Memorandum and Articles of Association of Getty Communications and the proposed amended version of the Memorandum of Association of Getty Communications;

    (ii) the Getty Images Certificate of Incorporation and the Bylaws of Getty Images;

   (iii) the Related Agreements; and

    (iv) the rules of the Getty Images Incentive Plan; and

    (v) the letter of consent of BT Alex. Brown pursuant to which BT Alex. Brown has given its consent to the inclusion of its name and the references thereto in the form and context in which it appears.

(b) Getty Communications is subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to "foreign private issuers" and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "COMMISSION"). The reports and other information filed by Getty Communications with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Room 1300, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006.

IN THE HIGH COURT OF JUSTICE                                No. 005943   of 1997
CHANCERY DIVISION
COMPANIES COURT

                   IN THE MATTER OF GETTY COMMUNICATIONS PLC
                                     -AND -
                    IN THE MATTER OF THE COMPANIES ACT 1985

                            ------------------------

                             SCHEME OF ARRANGEMENT
                                    -UNDER -
                     SECTION 425 OF THE COMPANIES ACT 1985
                                   -BETWEEN -
                            GETTY COMMUNICATIONS PLC
                                     -AND -
           THE HOLDERS OF ITS SCHEME SHARES (AS HEREINAFTER DEFINED)

                            ------------------------

                                  PRELIMINARY

(A) IN THIS SCHEME OF ARRANGEMENT, UNLESS INCONSISTENT WITH THE SUBJECT OR CONTEXT, THE FOLLOWING EXPRESSIONS SHALL HAVE THE FOLLOWING MEANINGS NAMELY:

"ABACUS"..............................  Abacus (C.I.) Limited, the registered holder 1,245,204 Getty Class B
                                        Ordinary Shares which are beneficially
                                        owned by the October 1993 Trust;

"BUSINESS DAY"........................  a day (excluding Saturdays and public holidays) on which Banks are open for
                                        business in London;

"CARLTON".............................  Carlton Communications B.V., a company incorporated under the laws of The
                                        Netherlands;

"CREDITON"............................  Crediton Limited, an Isle of Man
                                        company of which the sole beneficiary
                                        is Mr. Jonathan Klein and which is the
                                        registered holder of 1,245,204 Getty
                                        Class B Ordinary Shares;

"COMPANY" or "GETTY COMMUNICATIONS"...  Getty Communications plc (registered in England No. 3005770);

"COURT MEETING".......................  the meeting of the holders of the
                                        Public Scheme Shares (or any
                                        adjournment thereof) convened by Order
                                        of the Court pursuant to Section 425
                                        of the Companies Act 1985 to consider
                                        and, if thought fit, approve this
                                        Scheme;

"COURT ORDER".........................  the Order of the Court sanctioning this Scheme;

"EFFECTIVE DATE"......................  the date on which this Scheme becomes effective in accordance with its
                                        terms;

"GETTY CLASS A ORDINARY SHARES".......  the Class A Ordinary Shares of L0.01
                                        each in the capital of Getty
                                        Communications;

"GETTY CLASS B ORDINARY SHARES".......  the Class B Ordinary Shares of L0.01
                                        each in the capital of Getty
                                        Communications which are to be
                                        converted into Getty Class A Ordinary
                                        Shares in accordance with Clause 1 of
                                        the Scheme;

"GETTY COMMUNICATIONS SHARE OPTION      the Getty Communications Executive
PLAN".................................  Share Option Plan;

"GETTY IMAGES"........................  Getty Images, Inc., a Delaware
                                        Corporation;

"GETTY ORDINARY SHARES"...............  the Getty Class A Ordinary Shares and
                                        the Getty Class B Ordinary Shares;

"GETTY INVESTMENTS"...................  Getty Investments LLC, the Delaware
                                        limited liability company that
                                        currently controls Getty
                                        Communications by virtue of its
                                        ownership and voting rights over Getty
                                        Class B Ordinary Shares and which also
                                        holds Getty Class A Ordinary Shares;

"HOLDER"..............................  includes a person entitled by transmission;

"NEW GETTY IMAGES COMMON STOCK".......  the new shares of Common Stock in
                                        Getty Images of $0.01 each in the
                                        capital of Getty Images;

"OCTOBER 1993 TRUST"..................  the trust established by Mr. Mark
                                        Getty of which he and his immediate
                                        family are the beneficiaries and which
                                        other beneficial owner of 1,245,204
                                        Getty Class B Ordinary Shares which
                                        are registered in the name of Abacus;

"PUBLIC SCHEME SHARES"................  the Scheme Shares which are Getty
                                        Class A Ordinary Shares other than
                                        those held by Getty Investments and by
                                        Carlton;

"RECORD DATE".........................  the Business Day immediately preceding the Effective Date;

"RECORD TIME".........................  10:00 p.m. (London time) on the Record
                                        Date;

"SCHEME OF ARRANGEMENT" OR "SCHEME"...  the scheme in its present form or with any modification thereof, addition
                                        thereto or condition approved or
                                        required by the Court;

"SCHEME SHARES".......................  the Getty Class B Ordinary Shares in
                                        issue at the date hereof together with
                                        the Getty Class A Ordinary Shares in
                                        issue at the date hereof, together
                                        with all (if any) further Getty Class
                                        A Ordinary Shares which (i) may be
                                        issued prior to the Court Meeting and
                                        (ii) may be issued on or after the
                                        date of the Court Meeting and up until
                                        the Record Time as a result of the
                                        exercise of any options granted under
                                        the Getty Communications Share Option
                                        Plan and in respect of which the
                                        original or any subsequent holder
                                        thereof shall be bound by the Scheme
                                        or otherwise shall have agreed in
                                        writing to be bound by the Scheme;

"SCHEME SHAREHOLDERS".................  the holders of Scheme Shares;

    and where the context so admits or requires, the plural includes the singular and vice versa.

(b) The authorised share capital of the Company at the date of this Scheme of Arrangement is L750,000 divided into 50,000,000 Getty Class A Ordinary Shares of L0.01 each and 25,000,000 Getty Class B Ordinary Shares of L0.01 each 24,872,608 of which Getty Class A Ordinary Shares and 13,444,618 Getty Class B Ordinary Shares have been issued and are fully paid and the remainder are unissued. All the Getty Class B Ordinary Shares are held by Getty Investments, Abacus and Crediton.

(c) Getty Images is a Delaware Corporation which was incorporated on 4 September 1997. Getty Images has an authorised share capital of $100 divided into 1000 shares of Getty Images Common Stock of $0.01 each of which 100 shares of Getty Images Common Stock have been issued and are registered in the name of Getty Communications plc. Upon the consummation of the Transactions and before the transfer of the Scheme Shares pursuant to the terms of the Scheme, Getty Images will purchase back such shares at par value.

(d) Getty Images, Getty Investments, Carlton, Abacus and Crediton have agreed to appear by Counsel on the Petition to sanction this Scheme of Arrangement and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme of Arrangement.

                           THE SCHEME OF ARRANGEMENT

TRANSFER OF THE SCHEME SHARES

1. Forthwith upon the Scheme taking effect each of the 13,444,618 Getty Class B Ordinary Shares of L0.01 each in the capital of the Company be and are hereby converted into one Getty Class A Ordinary Share of L0.01 each in the capital of the Company ranking pari passu with the Getty Class A Ordinary Shares of L0.01 each in issue and each of the unissued Getty Class B Ordinary Shares be and is hereby converted into one Getty Class A Ordinary Share of L0.01 each.

2. On the Effective Date and forthwith upon the conversion of the Getty Class B Ordinary Shares in accordance with Clause 1 hereto taking effect, Getty Images shall acquire all the Scheme Shares free from all liens, charges, equities, and encumbrances and together with all rights at the date of this Scheme or hereafter attached thereto. The Scheme Shares shall be transferred to Getty Images (or its nominees) by an instrument of transfer executed by any person appointed by Getty Images for such purpose for and on behalf of every holder of such Scheme Shares and every such instrument of transfer so executed shall be effective as if it had been executed by the holder or holders of the Scheme Shares thereby transferred.

3. With effect from the Effective Date, the authority granted pursuant to clause 2 above to any person appointed by Getty Images to execute instruments of transfer in respect of the Scheme Shares shall be extended so as to authorise the persons nominated by Getty Images to act as the attorney of each such Scheme Shareholder to exercise all or any of the voting and other rights (including without limitation the rights to nominate a proxy and sign written resolutions of the Scheme Shareholders) attached to the Scheme Shares.

CONSIDERATION

4. In consideration for the transfer of the Scheme Shares pursuant to clause 2 above, Getty Images shall, on the Effective Date, allot and issue credited as fully paid to the persons who are the holders of the Scheme Shares, as appearing in the register of members of the Company at the Record Time one share of new Getty Images Common Stock for every two Scheme Shares held by such persons, and so in proportion for any greater number of Scheme Shares then held by them respectively and in each case having attached thereto the rights and privileges and being subject to the limitations and restrictions set out in the Bylaws of Getty Images from time to time in force save that no Scheme Shareholder shall be entitled to any fraction of a share of new Getty Images Common Stock and no fraction of a share of new Getty Images Common Stock will be allotted pursuant to the provisions of this Scheme.

   Any mandate in force at the Record Time relating to the payment of dividends on Scheme Shares and any instruction then in force as to notices and other communications shall, unless and until revoked by notice in writing to Getty Images, be deemed as from the Effective Date to be a valid and effective mandate or instruction to Getty Images in relation to the corresponding new Getty Images Common Stock to be issued pursuant to this Scheme.

ALLOTMENT OF GETTY IMAGE SHARES

5. Within 7 days of the Effective Date, Getty Images shall allot and issue all the new Getty Images Common Stock which it is required to allot and issue pursuant to clause 4 of this Scheme and shall deliver to the allottees definitive certificates for the new Getty Images Common Stock to which they shall become entitled.

6. All deliveries of Certificates required by clause 5 shall be effected by duly posting the same in prepaid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the Register of Members of the Company at close of business on the Record Date or, in the case of joint holders, to the address of that one of the joint holders whose name then stands first on the said Register in respect of such joint holding. Neither the Company or Getty Images shall be responsible for any loss or delay in transmission of certificates sent in accordance with this clause.

7. The provisions of clauses 5 and 6 above shall take effect subject to any prohibition or condition imposed by law or by order of the Court.

CERTIFICATES FOR SCHEME SHARES

8. From and including the Effective Date, all certificates representing holdings of Scheme Shares shall cease to have effect as documents of title to the Scheme Shares comprised therein and each holder of any of the Scheme Shares shall be bound at the request of Getty Images to deliver to Getty Images the certificate(s) for his or her holding(s) thereof.

OPERATION OF THE SCHEME

9. This Scheme of Arrangement shall become effective as soon as an office copy of the Order of the High Court sanctioning the Scheme of Arrangement under
    Section 425 of the Companies Act 1985 shall have been duly delivered to the Registrar of Companies in England and Wales for registration.

EXPIRY DATE

10. Unless this Scheme of Arrangement shall have become effective on or before 31 March 1998 or such later date if any as Getty Communications and Getty Images shall agree and as the Court may allow, this Scheme of Arrangement shall never become effective.

CONSENT TO MODIFICATIONS

11. Getty Communications, Getty Images, Getty Investments, Carlton, Abacus and Crediton may jointly consent on behalf of all persons concerned to any modification of, or addition, to this Scheme of Arrangement or to any condition which the Court may approve or impose.

Dated   -  1997

IN THE HIGH COURT OF JUSTICE                                  No. 005943 of 1997
CHANCERY DIVISION
COMPANIES COURT
Mr Registrar Buckley

                   IN THE MATTER OF GETTY COMMUNICATIONS PLC
                                     -AND-
                    IN THE MATTER OF THE COMPANIES ACT 1985

    NOTICE IS HEREBY GIVEN that by an Order dated - 1997 made in the above matters, the Court has directed a Meeting to be convened of the holders of the Public Scheme Shares (as defined in the Scheme of Arrangement) of Getty Communications plc (the "COMPANY") for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme of Arrangement) and that such Meeting will be held at the offices of [Clifford Chance, 200 Aldersgate Street, London] on [19 January 1998] at 3.00 pm at which place and time the holders of the Public Scheme Shares are requested to attend.

    A copy of the said Scheme of Arrangement and a copy of the Explanatory Statement required to be furnished pursuant to Section 426 of the above-mentioned Companies Act are incorporated in the document of which this Notice forms a part.

    THE HOLDERS OF THE PUBLIC SCHEME SHARES MAY VOTE IN PERSON AT THE SAID COURT MEETING OR THEY MAY APPOINT ANOTHER PERSON, WHETHER A MEMBER OF THE COMPANY OR NOT, AS THEIR PROXY TO ATTEND AND VOTE ON THEIR BEHALF.

    A form of proxy coloured white for use at the Meeting is enclosed with this Notice.

    Completion of a form of proxy will not prevent a holder of a Public Scheme Share from attending and voting at the Meeting.

    In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Members of the Company in respect of the joint holding.

    IT IS REQUESTED THAT FORMS APPOINTING PROXIES BE RETURNED TO 101 BAYHAM STREET, LONDON NW1 0AG NOT LESS THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE SAID MEETING, BUT IF FORMS ARE NOT SO RETURNED THEY MAY BE HANDED TO THE CHAIRMAN OF THE COURT MEETING AT THE SAID COURT MEETING.

    By the said Order the Court has appointed Mark Getty or failing him Jonathan Klein or, failing him, Christopher Sporborg to act as Chairman of the said Meeting and has directed the Chairman to report the result of such Meeting to the Court.

    The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

DATED  -  December 1997                                          Clifford Chance

                                                           200 Aldersgate Street
                                                                 London EC1A 4JJ
                                                                  Solicitors for
                                                                     the Company

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
                            GETTY COMMUNICATIONS PLC
                    NOTICE OF EXTRAORDINARY GENERAL MEETING

    NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING of the above named company (the "COMPANY") will be held at the offices of Clifford Chance, 200 Aldersgate Street, London ECIA 4JJ England on 22 [January 1998] at 3.15 pm (or so soon thereafter as the meeting of the holders of the Public Scheme Shares as defined in the Scheme of Arrangement referred to below convened for the same day and place by direction of the Court shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolutions the first of which will be proposed as a Special Resolution and the second as an Ordinary Resolution:

SPECIAL RESOLUTION:

1.  THAT:

(A) the Scheme of Arrangement dated [               ] 1997 (the "SCHEME")
    between the Company and the holders of the Scheme Shares (as defined in the Scheme) a print of which has been produced to this Meeting and signed for the purpose of identification by the Chairman of the Meeting be and is hereby approved;

(B) subject to the approval of the holders of the Getty Class "B" Ordinary Shares of L0.01 each in the capital of the Company, the Articles of Association of the Company (the "ARTICLES") be and are hereby amended as described as follows:

    (i) by the insertion of the following new Article 10(A):

       "10(A)Notwithstanding anything in Articles 4 and 5 this Article applies where, pursuant to Section 425 of the Companies Act (the "SECTION"), a compromise or arrangement is proposed between the Company and its shareholders or any class of them. If the Company allots any shares (or, where the proposed compromise or arrangement is between the Company and a class of its shareholders, any shares in the class held by those shareholders) after the date of adoption of this Article and on or after the date of any meeting directed by the Court pursuant to the Section at which the holders of such shares or class of shares approve such compromise or arrangement by the statutory majorities and up to the record time for the purposes of such compromise or arrangement, such shares shall be issued subject to the terms of the compromise or arrangement and the holder or holders of such shares shall be bound thereby accordingly."

    (ii) by the insertion of the following new Article 10(B):

       "10(B)(a) In this Article references to the "Scheme" are to the Scheme of
           Arrangement of the Company dated     -    December 1997 under Section
           425 of the Companies Act and "Scheme Shares" shall be as defined in the Scheme."

       "10(B)(b) If any of the Company's shares are in issue or are issued to any person or persons (the "MEMBER") on or after the date upon which the Scheme shall become effective in accordance with its terms (the "EFFECTIVE DATE") and are not as Scheme Shares transferred to Getty Images, Inc. (or its nominees) pursuant to the said Scheme, they will (on issue or on the Effective Date, whichever is later) be immediately transferred, subject to the provisions of paragraphs (c) and (d) below, to Getty Images, Inc. (or its nominees) in consideration for and conditional upon the allotment and issue to the Member of one share in Getty Images, Inc. Common Stock for every two ordinary shares in the Company provided that fractions of Getty Images, Inc. Common Stock shares will not be allotted or issued to any Member. The Getty Images, Inc. Common Stock issued to the Member will be credited as fully paid at par and will rank PARI PASSU in all respects with all other Getty Images, Inc. Common Stock in issue at that time (other than as regards any dividend or other distribution payable by reference to a record date preceding the date of issue or the Effective Date whichever is the later) and be subject to the Bylaws of Getty Images, Inc."

       "10(B)(c) The number of shares to be issued to the Member under paragraph
           (b) of this Article may be adjusted by the directors in such manner as the auditors may determine on any reorganisation of the share capital of the Company or of the Common Stock of Getty Images, Inc."

       "10(B)(d) To give effect to any such transfer as is required by this Article, the Company may appoint any person to execute a form of transfer on behalf of the Member in favour of Getty Images Inc. and to agree or and on behalf of the Member to become a member of Getty Images, Inc."

(C) subject to and forthwith upon the Scheme taking effect, the Articles of Association of the Company be and are hereby amended by:

    (1) deleting in Article 1(A)(i) the phrases and definitions of "Class B Shares", "Original Holder" and (ii) in the definition of "Ordinary Shares" the words "and the Class B Shares";

    (2) deleting Articles 3 in its entirety and by substituting the following therefor:

       "3. The authorised share capital of the Company at the date of adoption of this Article is L750,000 divided into 75,000,000 Class A Shares.";

    (3) deleting Articles 8(C) and (D), 29, 31(A)(vii) and the word "and" immediately preceding the same, 59, 73, 110(A) and (B) and 142(B) in their entirety;

    (4) deleting in Article 58(A) the words "and of Class B Shares" and the phrase "and each holder of Class B Shares present in person or by proxy will be entitled to 10 votes per share" and the final sentence of sub-paragraph (ii);

    (5) deleting in Article 110(C) the words "In, the absence of any appointment pursuant to Article 110(A) or when such power of appointment no longer exists the" and by substituting in place thereof the word "The";

    (6) deleting in Article 122 the words "and Class B Shares";

    (7) deleting in Article 142(A) the words "subject to paragraph (B)"; and

    (8) by renumbering all the remaining paragraphs of the Articles of Association accordingly and by adjusting, where necessary, punctuation accordingly.

ORDINARY RESOLUTION:

2.  THAT:

    The Getty Images, Inc. 1998 Stock Incentive Plan a copy of which has been produced to this Meeting and signed for the purpose of identification by the Chairman of the Meeting be and is hereby approved.

                                                           BY ORDER OF THE BOARD
                                                               COMPANY SECRETARY

Dated:     -    December 1997
Registered Office:
101 Bayham Street

London
NW1 0AG

Notes:

1. Please indicate by an "x" in the space provided on the form of proxy how you wish your vote to be cast. Without such specific directions, the proxy will abstain or vote at his discretion.

2. In the case of a corporation, this form of proxy must be executed under its common seal or under the hand of an officer of the corporation duly authorised in writing.

3. In the case of joint holders, the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which names stand in the Register of Members in respect of the joint holdings. The names of all joint holders should be stated.

4. If it is desired to appoint any person (who need not be a member of the Company) other than the Chairman of the Meeting to act as proxy, insert the name of the proxy in the space provided. If no name is inserted in this space or if the person named does not attend the Meeting, the Chairman of the Meeting will act as your proxy unless you delete the words "or, in his absence, the Chairman of the Meeting".

5. To be valid, the proxy duly executed and the power of attorney or any other authority (if any) under which it is executed or a notarially certified copy of such power or authority must reach the Company Secretary, Getty Communications plc, 101 Bayham Street, London NWI OAG not less than 48 hours before the time appointed for the Extraordinary General Meeting. Any amendment to the form of proxy must be initialled.

6. Completion and return of a FORM of PROXY will not preclude a SHAREHOLDER from attending the Extraordinary General Meeting and voting in person.

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